Exhibit (10)(i)

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of

September 1, 2000

By and Among

COOPER TIRE & RUBBER COMPANY

as the Borrower

and

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Banks

and

PNC BANK, NATIONAL ASSOCIATION

as the Agent

and

PNC CAPITAL MARKETS, INC.,

as Sole Arranger

-i-

-ii-

-iii-

INDEX OF EXHIBITS

		Principal Section
Exhibit Reference	Exhibit	Reference	Page

A	Long Term Revolving Credit Note	2.1d	22

B	Short Term Revolving Credit Note	2.2d	23

C	Request for Disbursement	2.3b	24

D-1	Bid Rate Note (Long Term Revolving Credit Commitment)	2.5c	25

D-2	Bid Rate Note (Short Term Revolving Credit Commitment)	2.5c	26

E	Swingline Note	2.10	36

F	Compliance Certificate	4.2	52

G	Opinion of Counsel	6.2 (xiv)	59

INDEX OF SCHEDULES

Schedule Reference		Schedule	Principal Section Reference	Page

3.6	Encumbrances		3.6	48

-iv-

AMENDED AND RESTATED CREDIT AGREEMENT

      THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 1, 2000, by and among COOPER TIRE & RUBBER COMPANY, as the Borrower (the “Borrower”), the FINANCIAL INSTITUTIONS PARTY hereto, as the lenders (individually a “Bank” and collectively the “Banks”), and PNC BANK, NATIONAL ASSOCIATION, as the agent for the Banks (the “Agent”).

WITNESSETH:

      WHEREAS, the Borrower, the Agent and certain lenders from time to time party thereto are parties to that certain Credit Agreement entered into as of September 1, 1999 (as amended or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”);

      WHEREAS, the Borrower has requested that the Agent and the Banks amend and restate the Original Credit Agreement as provided for herein;

      WHEREAS, the Borrower desires to obtain loans from the Banks pursuant to this Agreement in an aggregate amount not to exceed $350,000,000 at any one time outstanding;

      WHEREAS, the Agent and the Banks are willing to amend and restate the Original Credit Agreement and the Banks are willing to make loans and other financial accommodations available to the Borrower, and the Agent is willing to act as agent in connection therewith, in each case on the terms and subject to the conditions set forth herein; and

      WHEREAS, the Borrower, the Agent and the Banks agree that they are willing to have PNC Capital Markets (“PNC Capital”) act as the sole arranger for the amendment and restatement of the Original Credit Agreement and that, PNC Capital’s role as sole arranger for the amendment and restatement of the Original Credit Agreement notwithstanding, PNC Capital is not and shall not be a party this Agreement.

      NOW, THEREFORE, in consideration of mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS.

1.1 Defined Terms. As used herein the following terms shall have the meaning specified unless the context otherwise requires:

      “Affiliate” shall mean any Person directly or indirectly Controlling, Controlled by, or under common Control of the Borrower.

      “Agent” shall mean PNC Bank, National Association in its capacity as Agent or its successor appointed pursuant to Section 8.12 hereof and as the issuer of Letters of Credit.

      “Agent’s Fee” shall mean the annual fee payable by the Borrower to the Agent as compensation for acting as Agent hereunder all as more fully set forth in the Agent’s Letter.

      “Agent’s Letter” shall mean the letter from the Agent to the Borrower dated as of September 1, 2000, as the same may from time to time be amended or otherwise modified or supplemented.

      “Agreement” shall mean this Amended and Restated Credit Agreement as the same may from time to time be amended or otherwise modified or supplemented.

      “Applicable Long Term Margin” shall mean for each Long Term Revolving Credit Loan the rate per annum determined from time to time based upon the Ratings in effect by S&P and Moody’s set forth under the relevant column heading below opposite such Ratings:

RATINGS

Applicable Long Term Margin
(in basis points per annum)
S&P/Moody's	Euro-Rate Option

A+/A1 or higher	17.0

A/A2 or higher but less than A+/A1	28.5

A-/A3 or higher but less than A/A2	40.0

BBB+/Baa1 or higher but less than A-/A3	50.0

BBB/Baa2 or higher but less than BBB+/Baa1	60.0

BBB-/Baa3 or lower	70.0

provided that, in the event that the Ratings of S&P and Moody’s do not coincide, the Applicable Long Term Margin set forth above opposite the higher of such Ratings will apply; and provided further, in the event that one Rating is in effect, the Applicable Long Term Margin set forth above for such Rating will apply. Notwithstanding the foregoing, in the event that no Ratings are in effect at such time of determination, the Applicable Margin will be determined in a manner to be mutually agreed upon by the Agent and the Borrower and consented to by the Banks.

      “Applicable Short Term Margin” shall mean for each Short Term Revolving Credit Loan the rate per annum determined from time to time based upon the Ratings in effect by S&P and Moody’s set forth under the relevant column heading below opposite such Ratings:

RATINGS

Applicable Short Term Margin
(in basis points per annum)
S&P/Moody's	Euro-Rate Option

A+/A1 or higher	18.5

A/A2 or higher but less than A+/A1	30.0

A-/A3 or higher but less than A/A2	41.5

BBB+/Baa1 or higher but less than A-/A3	52.5

BBB/Baa2 or higher but less than BBB+/Baa1	62.5

BBB-/Baa or lower	72.5

provided that, in the event that the Ratings of S&P and Moody’s do not coincide, the Applicable Short Term Margin set forth above opposite the higher of such Ratings will apply; and provided further, in the event that one Rating is in effect, the Applicable Short Term Margin set forth above for such Rating will apply. Notwithstanding the foregoing, in the event that no Ratings are in effect at such time of determination, the Applicable Margin will be determined in a manner to be mutually agreed upon by the Agent and the Borrower and consented to by the Banks.

      “Authorized Officer” shall mean the Chief Executive Officer, the President, any Vice President, Controller, the Treasurer or the Assistant Treasurer of the Borrower. The Agent shall be entitled to rely on the incumbency certificates delivered pursuant to Subsection 6.2(xii) hereof for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Agent a revised incumbency certificate.

      “Bank” shall mean any of the several financial institutions party to this Agreement.

      “Bank Indebtedness” shall mean (i) the Loans then outstanding, together with all increases or refinancings thereof, (ii) the aggregate stated amount of Letters of Credit outstanding hereunder, (iii) the aggregate amount of unreimbursed draws on Letters of Credit issued hereunder, (iv) all interest, fees and any other amounts due hereunder by reason of advances by the Banks, made to, or for the account of, the Borrower pursuant to this Agreement, and (v) all reasonable out-of-pocket expenses incurred by the Banks and the Agent (including but not limited to fees and expenses of counsel).

      “Base Rate” shall mean the higher of (i) Agent’s Prime Rate or (ii) the sum of (A) the Federal Funds Effective Rate plus (B) fifty (50) basis points (1/2%).

      “Base Rate Option” shall mean the interest rate options, as applicable, described in Subsections 2.6a(i)(A) or 2.6a(ii)(A) of this Agreement.

      “Base Rate Portion” shall mean the Loans bearing interest under the Base Rate Option.

      “Base Rate Segment” shall mean each Loan bearing interest under the Base Rate Option.

      “Bid Rate” shall mean the rate or rates of interest from time to time in effect pursuant to agreements reached between the Borrower and any or all of the Banks pursuant to Section 2.5.

      “Bid Rate Administration Fee” shall mean the fee described in the Agent’s Letter relating to the administrative fee for Bid Rate Loan transactions.

      “Bid Rate Bank” shall mean a Bank which, at the Date of Determination, has extended a Bid Rate Loan to the Borrower.

      “Bid Rate Interest Period” shall mean any individual period of seven (7) to three hundred sixty-four (364) days commencing on the date of the extension of the relevant Bid Rate Loan; provided, however, that no Bid Rate Interest Period shall extend beyond the Business Day immediately preceding (A) the Termination Date in the case of a Disbursement under the Long Term Revolving Credit Commitment or (B) the Payment Date in the case of a Disbursement under the Short Term Revolving Credit Commitment.

      “Bid Rate Loan” shall mean a Disbursement by any Bank pursuant to Section 2.5.

      “Bid Rate Loan Request” shall mean the written request of the Borrower for a Bid Rate Loan delivered to the Banks in accordance with the provisions of Subsection 2.5d, which request shall contain the following information: (i) the date of the proposed Bid Rate Loan, (ii) the principal amount of the proposed Bid Rate Loan and (iii) the maturity date for repayment thereof, (iv) whether such Bid Rate Loan is under the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment, (v) the interest payment dates, and (vi) any other terms which the Borrower wishes to request.

      “Bid Rate Note” shall mean an evidence of Indebtedness substantially in the form of Exhibit “D-1” or “D-2” hereto and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

      “Bid Rate Option” shall mean the interest rate option that may be agreed upon between the Borrower and one or more of the Banks pursuant to Section 2.5 hereof.

      “Borrower” shall have the meaning ascribed to it in the preamble hereto.

      “Business Day” shall mean, (a) when used in any context other than in reference to or in connection with Euro-Rate Segments, any day, other than a Saturday or Sunday, on which the Banks are open for business in Pittsburgh, Pennsylvania and New York, New York, (b) when used in the context of a Euro-Rate Segment, any day, other than a Saturday or Sunday, on which (i) commercial banks are open for business in Pittsburgh, Pennsylvania and New York, New York and (ii) dealings in foreign currencies and exchange and eurodollar funding between banks may be carried on at the location at which each of the Banks transacts its eurodollar funding and the Target (the Transeuro real time gross settlement system) is operating, and (c) when used with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market or on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

      “Capital Compensation Amount” shall have the meaning given it in Section 2.9.

      “Capital Stock” shall mean any and all shares, of any class (however designated) of capital stock of a corporation.

      “Capitalized Lease” shall mean a lease under which the obligations of the lessee would, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

      “Capitalized Lease Obligations” shall mean the portion of the obligations under a Capitalized Lease which would be shown as a liability on a balance sheet in accordance with GAAP.

      “Cash Collateral Account” shall have the meaning given it in Section 7.4.

      “Change in Law” shall have the meaning given it in Section 2.9.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto, together with all regulations promulgated and rulings issued thereunder.

      “Commercial Letter of Credit” shall mean any letter of credit directly related to the purchase of goods or to a similar transaction in which it is intended by the account party and the beneficiary that payment will be made, in the ordinary course, by a draw on the Letter of Credit in accordance with its terms.

      “Commitment” shall mean, as to any Bank, the sum of the Dollar amount set forth opposite such Bank’s name on its signature page hereto (i) under the heading “Maximum Dollar Amount of Long Term Revolving Credit Commitment” plus (ii) under the heading “Maximum Dollar Amount of Short Term Revolving Credit Commitment”, as adjusted pursuant to Subsection 2.5 at such times as Bid Rate Loans are outstanding.

      “Compliance Certificate” shall mean the compliance certificate in substantially the form of Exhibit “F” hereto, which shall be delivered by the Borrower to the Banks in accordance with Section 4.2 hereof.

      “Computation Date” shall have the meaning assigned to that term in Subsection 2.8a.

      “Consolidated” shall mean the consolidation of accounts of two or more Persons in accordance with GAAP.

      “Consolidated Indebtedness” shall mean the Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, consistently applied.

      “Consolidated Net Income” shall mean the total net income (or deficit) of the Borrower and its Subsidiaries for the period in question (taken as a cumulative whole) determined in accordance with GAAP on a consolidated basis, consistently applied.

      “Consolidated Net Income Available for Fixed Charges” shall mean the Consolidated Net Income for any period after adding back Fixed Charges and provisions for taxes in respect of or measured by income or excess profits, all in the respective amounts theretofore deducted in determining Consolidated Net Income for such period.

      “Consolidated Rentals” shall mean the aggregate of the Rentals of the Borrower and its Subsidiaries payable during a specified period in accordance with GAAP.

      “Consolidated Stockholders’ Equity” shall mean the total of those items enumerated under the heading “Stockholders’ Equity” in the Borrower’s then current balance sheet determined on a Consolidated basis in accordance with GAAP, consistently applied.

      “Consolidated Subsidiary” shall mean any Subsidiary which shall, during any relevant period be Consolidated with the Borrower in any Consolidated financial statement furnished to the Banks.

      “Consolidated Total Assets” shall mean the assets of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP consistently applied.

      “Control (and its derivatives)”: Either (i) the ownership of twenty percent (20%) or more of any class of voting securities, partnership interests or other equity interests of a Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise, including without limitation the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

      “Date of Determination” shall mean each date as of which any test to be made or applied under this Agreement is made or applied.

      “Default Letter of Credit Fee” shall have the meaning assigned to it in Section 2.11c.

      “Disbursement” shall mean an advance of proceeds to the Borrower made pursuant to any or all of Sections 2.1, 2.2, 2.5 or 2.10.

      “Disclosure Letter” shall mean that certain letter dated on or prior to the Restatement Closing Date delivered by the Borrower to the Agent for redelivery to the Banks that discusses certain pending legal matters.

      “Dollar” or “$” shall mean the legal tender of the United States of America.

      “Dollar Equivalent” shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

      “Drawing Date” shall have the meaning assigned to it in Section 2.11d(B).

      “Encumbrance” shall mean any encumbrance, mortgage, lien, charge, pledge, security interest, priority payment, conditional sales agreement right, or other title retention agreement right (including any Capitalized Lease) in, upon or against any asset of the Borrower except for a pledge of the stock of Cooper-Avon Tyres Limited in favor of the Borrower.

      “Environmental Law” shall mean any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the Release of any Hazardous Substances into the environment.

      “Equivalent Amount” shall mean, at any time, as determined by the Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount is such Reference Currency; or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount is such Equivalent Currency converted from such Reference Currency at the Agent’s spot selling rate (based on the market rates then prevailing and available to the Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Agent on the second Business Day immediately preceding the event for which such calculation is made.

      “Equivalent Currency” shall have the meaning assigned to such term in the definition of Equivalent Amount.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as now in effect and as hereafter from time to time amended, or any successor statute, and the rules and regulations promulgated thereunder, as from time to time in effect.

      “ERISA Affiliate” shall mean as of any relevant time any Person subject to ERISA which is a member of a Controlled group of corporations of which the Borrower is a member, and any trade or business which is subject to ERISA (whether or not incorporated) under common Control with the Borrower, and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

      “Euro-Rate” shall mean: (A) with respect to any Loans denominated in Dollars comprising any Segment to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive and binding upon the Borrower, absent manifest error on the part of the Agent) to be the average of London interbank offered rates for U.S. Dollars quoted by the British Bankers Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system replacing page 3750) at approximately 9:00 A.M., Pittsburgh, Pennsylvania time, two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such Segment and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	Average of London interbank offered rates
quoted by BBA as shown on Dow Jones Markets
Service display page 3750 or appropriate successor

1.00 - Euro-Rate Reserve Percentage

      (B) with respect to any Loans denominated in Optional Currency comprising any Segment to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upward to the nearest 1/16th of 1% percent per annum) (i) the rate of interest per annum determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency quoted by the British Banker’s Association which appears on the relevant Dow Jones Markets Service display page (or, if no such quotation is available on such Dow Jones Markets Service display age, on the appropriate Reuters Screen) at approximately 9:00 A.M., Pittsburgh, Pennsylvania time, two (2) Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period for a period, and in an amount, comparable to such Interest Period and principal amount of such Disbursement (“LIBO Rate”) by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	LIBO Rate

1 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

      “Euro-Rate Interest Period” shall mean any individual period of one month, two months, three months or six months or other period then available up to a maximum of twelve months; provided, however, that the availability of a period in excess of six months is subject to the express approval of the Required Banks, commencing on the borrowing date, conversion date or renewal date of the Euro-Rate Segment to which such period shall apply; provided, however, that any Euro-Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month in which case such Euro-Rate Interest Period shall end on the next preceding Business Day; and provided further that any Euro-Rate Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Euro-Rate Interest Period is to end shall end on the last Business Day of such subsequent month.

      “Euro-Rate Option” shall mean the ability of the Borrower to have all or any Segment of the Loans then outstanding bear interest at a fixed rate of interest related to the Euro-Rate, all as more fully set forth in Subsections 2.6a(i)(B) or 2.6a(ii)(B).

      “Euro-Rate Portion” shall mean the Loans then outstanding bearing interest under the Euro-Rate Option.

      “Euro-Rate Reserve Percentage” shall mean, for each Euro-Rate Interest Period, that percentage (expressed as a decimal), as determined by the Agent as to the Euro-Rate Segment as to which the rate is then being set, which is in effect on the first day of such Euro-Rate Interest Period, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirements (including without limitation supplemental, marginal or emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such system; and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Segments to which a Euro-Rate applies. The Euro-Rate shall be adjusted automatically with respect to any Euro-Rate Segment outstanding on the effective date of any change in the Euro-Rate Reserve Percentage, as of such effective date.

      “Euro-Rate Segment” shall mean each Loan bearing interest under the Euro-Rate Option for a discrete Interest Period.

      “Event of Default” shall mean an occurrence of events or the existence of conditions described in Sections 7.1 through 7.2 inclusive, and any continuance thereof.

      “Existing Banks” shall mean each of PNC Bank, National Association; National City Bank; Bank One, Michigan; The Chase Manhattan Bank; The Bank of New York; and Bank of America, N.A.

      “Facility Fee” shall mean as of any Date of Determination the sum of (i) the Long Term Facility Fee Rate multiplied by the Long Term Revolving Credit Commitment and (ii) the Short Term Facility Fee Rate multiplied by the Short Term Revolving Credit Commitment.

      “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      “Fiscal Quarter” shall mean each successive three-month period from January 1 to and including March 31, April 1 to and including June 30, July 1 to and including September 30, and October 1 to and including December 31.

      “Fiscal Year” shall mean each successive 12-month period from January 1 to and including December 31.

      “Fixed Assets” shall mean tangible assets (real, personal or mixed) material to the ongoing business operations of the Borrower on a Consolidated basis.

      “Fixed Charges” shall mean the aggregate interest charges (including the portion of payments under Capitalized Leases attributable to interest) and Rentals payable by the Borrower and its Subsidiaries for any period with respect to Indebtedness and lease obligations existing at any time during such period, after eliminating all inter-company items in accordance with GAAP.

      “Fronting Fee” shall have the meaning assigned to it in Section 2.11b.

      “GAAP” shall mean generally accepted accounting principles in effect in the United States which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors.

      “Governmental Acts” shall have the meaning assigned to it in Section 2.11i.

      “Governmental Person” means the government of the United States or the government of any state or locality therein, or any foreign country, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the Federal Deposit Insurance Company, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, any central bank of any foreign country or any comparable authority.

      “Granting Bank” shall have the meaning assigned to that term in Section 9.12(a)(ii).

      “Guarantee” or “Guaranty” shall mean any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment or performance of another Person’s obligations, including but not limited to (i) endorsements of negotiable instruments (except for endorsements for deposit or collection in the ordinary course of business), (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person’s failure to pay or perform, (iv) remaining liable on obligations assumed by a second Person, (v) except for the Borrower’s obligations pursuant to Section 2.9, agreements to maintain the capital, working capital solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

      “Hazardous Substances” shall mean (i) any hazardous, toxic or polluting substance regulated by any Environmental Law and (ii) any petroleum products.

      “Indebtedness” shall mean as applied to any Person, without duplication, all liabilities of such Person for borrowed money, direct or contingent, whether evidenced by a bond, note, debenture, Capitalized Lease Obligation, deferred purchase price arrangement, title retention device, reimbursement agreement (except as any such reimbursement agreement relates to the issuance of a letter of credit to support a surety or performance bond which is a performance guaranty), Guaranty, book entry or otherwise.

      “Interest Period” shall mean either a Bid Rate Interest Period, a Base Rate Segment or a Euro-Rate Interest Period.

      “Letter of Credit” shall have the meaning assigned to that term in Section 2.11a.

      “Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have been converted into a Long Term Revolving Credit Loan under Section 2.11d(B).

      “Letter of Credit Fee” shall have the meaning assigned to that term in Section 2.11b.

      “Letters of Credit Outstanding” shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

      “Loan” shall mean an advance of funds made by the Banks or the Agent to the Borrower under this Agreement as evidenced by the Notes; collectively the “Loans”.

      “Loan Account” shall mean the account maintained by the Agent pursuant to Section 2.15.

      “Loan Documents” shall mean this Agreement, the Notes, the Agent’s Letter and the Requests for Disbursement.

      “Long Term Facility Fee Rate” shall mean the rate per annum determined from time to time based upon the Ratings in effect by S&P and Moody’s set forth under the relevant column heading below opposite such Ratings:

RATINGS

Long Term
Facility Fee Rate
S&P/Moody's	(in basis points per annum)

A+/A1 or higher	8.0

A/A2 or higher but less than A+/A1	9.0

A-/A3 or higher but less than A/A2	10.0

BBB+/Baa1 or higher but less than A-/A3	12.5

BBB/Baa2 or higher but less than BBB+/Baa1	15.0

BBB-/Baa3 or lower	17.5

provided that, in the event that the Ratings of S&P and Moody’s do not coincide, the Long Term Facility Fee Rate set forth above opposite the higher of such Ratings will apply; and provided further, in the event that one Rating is in effect, the Long Term Facility Fee Rate set forth above for such Rating will apply. Notwithstanding the foregoing, in the event that no Ratings are in effect at such time of determination, the Long Term Facility Fee Rate will be determined in a manner to be mutually agreed upon by the Agent and the Borrower and consented to by the Banks. The Long Term Facility Fee Rate shall be adjusted if necessary as of the date of any change in the Ratings.

      “Long Term Revolving Credit Commitment” shall mean the several obligations of the Banks, each in accordance with its Long Term Revolving Credit Commitment Percentage, to make available to the Borrower the Long Term Revolving Credit Loans, all as set forth in Section 2.1.

      “Long Term Revolving Credit Commitment Percentage” shall mean as to any Bank, the percentage set forth opposite such Bank’s name on its signature page hereto under the caption “Long Term Revolving Credit Commitment Percentage”.

      “Long Term Revolving Credit Loan” shall mean Disbursements made by the Banks under the Long Term Revolving Credit Commitment, which Disbursements in the aggregate shall not exceed more than $150,000,000 at any one time outstanding.

      “Long Term Revolving Credit Note” shall mean the evidence of Indebtedness substantially in the form of Exhibit “A” hereto and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

      “Margin Stock” shall be defined herein as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System as such regulation is now in effect and may hereafter be amended.

      “Material Adverse Effect” means, any change or effect that is materially adverse to the assets, liabilities, results of operations or financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole.

      “Maturity Date” shall mean (i) August 31, 2001 (ii) such later date as is agreed to by the Banks pursuant to Section 2.2c hereof, (iii) such earlier date on which the Short Term Revolving Credit Commitment shall terminate pursuant to Section 2.4 or (iv) such earlier date when, pursuant to Article VII hereof, the Short Term Revolving Credit shall terminate.

      “Moody’s” shall mean Moody’s Investors Service, Inc.

      “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      “Note” shall mean any of the Long Term Revolving Credit Notes, the Short Term Revolving Credit Notes, the Bid Rate Notes or the Swingline Notes.

      “Option” shall mean any of the Base Rate Option, the Euro-Rate Option or the Bid Rate Option.

      “Optional Currency” shall mean any of the following currencies: (a) the British Pound Sterling, (b) the French Franc, (c) the Swiss Franc, (d) the Deutsche Mark or (e) the Euro, and any other freely convertible foreign currency listed on currency codes in effect from time to time under ISO International Standard 4217 or any successor thereto and approved by Agent and all of the Banks pursuant to Section 2.8d.

      “Original Closing Date” shall mean September 1, 1999.

      “Original Currency” shall have the meaning assigned to such term in Section 2.22a.

      “Other Currency” shall have the meaning assigned to such term in Section 2.22a.

      “Other Taxes” shall have the meaning assigned to it in Section 2.21b.

      “Overnight Rate” shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

      “Participant” shall mean any financial institution or other entity which purchases a Participation in any Loan hereunder from any Bank.

      “Participation” shall mean the sale, pursuant to Subsection 9.12b, by any Bank to any Participant of an undivided interest in all or any part of the Loans or any Commitment under the Long Term Revolving Credit Commitment and/or the Short Term Revolving Credit Commitment.

      “Participation Advance” shall mean, with respect to any Bank, such Bank’s payment in respect of its participation in a Letter of Credit Borrowing according to its Pro Rata share pursuant to Section 2.11d.

      “Payment Date” shall mean (i) the first day of March immediately succeeding the Maturity Date or (ii) such earlier date when pursuant to Article VII the Short Term Revolving Credit Notes are due and payable.

      “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      “Permitted Encumbrances” shall mean those Encumbrances allowed pursuant to Section 5.3 hereof.

      “Person” shall mean any individual, corporation, association, trust, firm, partnership, joint venture, unincorporated organization, limited liability company, or other entity or enterprise or any government or any political subdivision, department, agency or instrumentality thereof.

      “Plan” shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Internal Revenue Code and either (i) is maintained by a Borrower and/or any ERISA Affiliate for employees of a Borrower and/or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained by a Borrower and/or any ERISA Affiliate for employees of a Borrower and/or any ERISA Affiliate.

For purposes of this Agreement, the term “Plan(s)” shall not include a terminated employee pension benefit plan for which final distribution of assets has been made in full compliance with the provisions of Section 4041(b) of ERISA prior to the date of this Agreement, and for which the Internal Revenue Service has issued a favorable determination letter regarding termination of such plan.

      “PNC” shall mean PNC Bank, National Association, a national banking association.

      “Portion” shall mean any Euro-Rate Portion, any Base Rate Portion or any Bid Rate Portion.

      “Prime Rate” shall mean the rate of interest announced from time to time by PNC at its principal office as its prime rate, which rate may not be the lowest interest rate then being charged commercial borrowers by the Agent.

      “Pro Rata” shall mean (i) as to amounts due to or from any Bank (A) with respect to advances from or repayments to the Banks under the Long Term Revolving Credit Commitment, each such Bank’s Long Term Revolving Credit Commitment Percentage of such advances or repayments, (B) with respect to advances from or repayment to the Banks under the Short Term Revolving Credit Commitment, each such Bank’s Short Term Revolving Credit Commitment Percentage of such advances or repayments, and (C) with respect to the advances from or repayments to Bid Rate Banks their respective proportionate shares of each such Bid Rate Loan and (ii) with respect to all fees or costs due the Banks hereunder, an amount equal to each such Bank’s (A) Long Term Revolving Credit Commitment Percentage at the Date of Determination, or (B) Short Term Revolving Credit Commitment Percentage at the Date of Determination as the case may be.

      “Ratings” shall mean the senior unsecured long term debt ratings of the Borrower in effect from time to time by Moody’s or S&P.

      “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. and the regulations adopted pursuant thereto, as the same may be amended.

      “Reference Currency” shall have the meaning assigned to such term in the definition of Equivalent Amount.

      “Reimbursement Obligation” shall have the meaning assigned to such term in Section 2.11d(B).

      “Release” or “Released” shall mean any release, spill, discharge, leak or disposal of any Hazardous Substance which occurs in a manner which is not in compliance with an Environmental Law.

      “Rentals” shall mean all amounts (whether or not designated as rentals) payable by a lessee under any lease (other than a Capitalized Lease) during a specific period after eliminating all inter-company items in accordance with GAAP. If and to the extent the amount of any Rentals during any future period is not definitely determinable under the lease in question, the amount of such Rentals shall be estimated in such reasonable manner as the Board of Directors of the affected Borrower may in good faith determine.

      “Reportable Event” shall mean a “reportable event” described in Section 4043(b) of ERISA and the regulations thereunder other than an event described in 29 C.F.R. Part 2615.14 for which the 30-day notice to the PBGC is waived.

      “Request for Disbursement” shall mean the request for Disbursement in substantially the form of Exhibit “C” hereto, which shall be delivered to the Banks by the Borrower in accordance with Subsection 2.3b.

      “Required Banks” shall mean Banks which in the aggregate hold at least 51% of the sum of (i) the Long Term Revolving Credit Commitment and (ii) the Short Term Revolving Credit Commitment or if any such Commitment has terminated, at least 51% of the Loans (including Participation Advances) then outstanding.

      “Restatement Closing Date” shall mean the date on which each of the conditions precedent set forth in Section 6.2 is satisfied.

      “S&P” shall mean Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc.

      “SEC” shall mean the Securities and Exchange Commission or any successor agency.

      “Segment” shall mean each individual part of the Loans having a separate Interest Period and bearing interest under the Euro-Rate Option or the Bid Rate Option.

      “Short Term Facility Fee Rate” shall mean the rate per annum determined from time to time based upon the Ratings in effect by S&P and Moody’s set forth under the relevant column heading below opposite such Ratings:

RATINGS

Short Term
Facility Fee Rate
S&P/Moody's	(in basis points per annum)

A+/A1 or higher	6.5

A/A2 or higher but less than A+/A1	7.5

A-/A3 or higher but less than A/A2#	8.5

BBB+/Baa1 or higher but less than A-/A3	10.0

BBB/Baa2 or higher but less than BBB+/Baa1	12.5

BBB-/Baa3 or lower	15.0

provided that, in the event that the Ratings of S&P and Moody’s do not coincide, the Short Term Facility Fee Rate set forth above opposite the higher of such Ratings will apply; and provided further, in the event that one Rating is in effect, the Short Term Facility Fee Rate set forth above for such Rating will apply. Notwithstanding the foregoing, in the event that no Ratings are in effect at such time of determination, the Short Term Facility Fee Rate will be determined in a manner to be mutually agreed upon by the Agent and the Borrower and consented to by the Banks. The Short Term Facility Fee Rate shall be adjusted if necessary as of the date of any change in the Ratings.

      “Short Term Revolving Credit Commitment” shall mean the several obligations of the Banks, each in accordance with its Short Term Revolving Credit Commitment Percentage, to make available to the Borrower the Short Term Revolving Credit Loans, all as set forth in Section 2.2.

      “Short Term Revolving Credit Commitment Percentage” shall mean as to any Bank, the percentage set forth opposite such Bank’s name on its signature page hereto under the caption “Short Term Revolving Credit Commitment Percentage.”

      “Short Term Revolving Credit Loans” shall mean Disbursements made by the Banks under the Short Term Revolving Credit Commitment which Disbursements in the aggregate shall not exceed more than $200,000,000 at any one time outstanding.

      “Short Term Revolving Credit Note” shall mean the evidence of Indebtedness substantially in the form of Exhibit “B” hereto and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

      “Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or proposes to engage. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      “SPC” shall have the meaning given it in Section 9.12a(ii).

      “Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of the Borrower, contingent or otherwise, which finance the working capital and business needs of the Borrower incurred in the ordinary course of its business and which is not a Commercial Letter of Credit.

      Swingline Loan shall mean a disbursement made by the Agent to the Borrower pursuant to Section 2.10.

      Swingline Loan Account shall mean the sub-account opened and maintained by the Agent in the name of the Borrower pursuant to Section 2.15 and Section 2.10g.

      Swingline Note shall mean the promissory note of the Borrower evidencing Indebtedness of the Borrower under the Swingline Option which note is substantially in the form of Exhibit “E” to the Agreement, together with all extensions, renewals, amendments, modifications, substitutions and replacements thereto and thereof.

      Swingline Option shall mean the loan option between the Borrower and the Agent pursuant to Section 2.10.

      “Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 51% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 51% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, or (iii) any limited liability company of which such Person is a member or of which 51% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries.

      “Taxes” shall have the meaning given it in Section 2.21a.

      “Termination Date” shall mean (i) August 31, 2005, (ii) such earlier date on which the Long Term Revolving Credit Commitment shall terminate pursuant to Section 2.4 and the Long Term Revolving Credit Loans then outstanding shall be paid in full in accordance with Section 2.1e, (iii) such later date as is agreed to by the Borrower and the Banks pursuant to Subsection 2.1c hereof at which time the Long Term Revolving Credit Commitment shall terminate and the Long Term Revolving Credit Loans then outstanding shall be paid in full in accordance with Section 2.1e, or (iv) such date when, pursuant to Article VII hereof, the Long Term Revolving Credit Commitment shall terminate.

      “Termination Event” shall mean (i) a Reportable Event with respect to a Plan (or an event described in Section 4068(f) of ERISA with respect to a Plan), or (ii) the withdrawal of the Borrower from a Plan during a plan year in which the Borrower was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower under Section 4064 of ERISA upon the termination of a Plan, or (iii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

      “Voting Stock” shall mean stock of any class or classes (however designated) the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of directors (or persons performing similar functions) of the issuer thereof even though the right so to vote has been suspended by the happening of such a contingency.

      “Withdrawal Liability” shall mean “withdrawal liability” as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

      “Year 2000 Problem” shall have the meaning ascribed to it in Section 3.18.

1.2 Accounting Terms. All accounting terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms under GAAP, and shall be construed in accordance with GAAP.

1.3 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(i) Number: Inclusion. References to the plural include the singular, the singular the plural and the part the whole, “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation.”

(ii) Determination. References to “determination” of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error.

(iii) Discretion and Consent. Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith.

(iv) Documents Taken as a Whole. The words “hereof,” “herein,” “hereunder”, “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.

(v) Headings. The article, section and other headings contained in this Agreement or such other Loan Documents and the Table of Contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.

(vi) Implied References. Article, section, subsection, item, clause, schedule and exhibit references are to this Agreement or to such other Loan Document, as the case may be, unless otherwise specified.

(vii) Persons. Reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by this Agreement or another Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(viii) Government Acts and Agreements. Reference to any Governmental Acts, agreement or contract includes such Governmental Acts, agreement or contract as the same may be amended, supplemented, modified, extended, waived, consolidated, replaced or renewed from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof and of this Agreement and the other Loan Documents.

(ix) From, To and Through. Relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding”, and “through” means “through and including”.

(x) Shall; Will. References to “shall” and “will” are intended to have the same meaning.

(xi) Writing; Written. References to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form. References to “written” include “printed”, “typed”, “lithographed” and other adjectives relating to words reproduced in a tangible visible form consistent with the preceding sentence and also include electronic images and images stored on computer disks, magnetic tape and like media.

(xii) “To Borrower’s knowledge” means the actual knowledge of the corporate officers of the Borrower whose offices are in Findlay, Ohio.

ARTICLE II. THE LOANS.

2.1 Long Term Revolving Credit Commitment.

2.1a Long Term Revolving Credit Loans. The Banks severally agree, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth,

that the Borrower shall have the right to borrow, repay and reborrow from the Restatement Closing Date until the Termination Date in either Dollars or an Optional Currency an aggregate principal amount not to exceed the Dollar Equivalent amount of $150,000,000 at any one time outstanding less Letters of Credit Outstanding. Each Bank, from time to time from the Restatement Closing Date to the Termination Date severally will lend to the Borrower at the principal office of the Agent in Pittsburgh, Pennsylvania, or at such location as the Agent may direct, amounts not exceeding the Dollar or Dollar Equivalent amount or percentage set forth in Subsection 2.1b opposite such Bank’s name minus such Bank’s Pro Rata share of the Letters of Credit Outstanding; provided, however, in no event (except as to Bid Rate Loans made pursuant to Section 2.5 hereof) shall any Bank be required to advance an amount in excess of the Dollar or Dollar Equivalent amount or percentage set forth opposite such Bank’s name on such Bank’s signature page hereto; and provided, further, that if any Bank fails to advance to the Borrower that Bank’s Pro Rata share of any Disbursement, the remaining Banks shall not be required to advance to the Borrower the defaulting Bank’s Pro Rata share of such Disbursement.

2.1b Individual Long Term Revolving Credit Loan Commitments. Subject to the provisions of Sections 2.4 and 2.5b hereof, each Bank shall be individually committed to the Borrower for each Bank’s Long Term Revolving Credit Commitment Percentage as set forth opposite such Bank’s name on the signature page hereto for such Bank, as adjusted from time to time to reflect any assignment made pursuant to Section 9.12(a)(i).

2.1c Extension of the Term of the Long Term Revolving Credit Commitment. The Borrower, prior to June 30, 2001, and prior to each subsequent June 30 during the term of the Long Term Revolving Credit Commitment, when the remaining term of the Long Term Revolving Credit Commitment (whether the original term as set forth in Subsection 2.1a or any extended term as provided hereby) is approximately fifty (50) months, may request, by written notice executed by an Authorized Officer and delivered to the Agent, an extension or further extension of the Long Term Revolving Credit Commitment for an additional one-year period and a corresponding alteration of the Termination Date. The Agent, upon receiving any request referred to above, shall immediately forward such request to each of the Banks. If all of the Banks agree to the requested extension of the Long Term Revolving Credit Commitment, the Agent shall communicate this information to the Borrower in writing no later than August 15th of the year in which such request was received. Each extension of the Long Term Revolving Credit Commitment shall be effective only for an additional one-year period from August 31st to the succeeding August 30th. If the Borrower has made its request for an extension of the Long Term Revolving Credit Commitment in a timely manner and the Borrower has not received an affirmative response by August 15th of the year in which such request is made, such request shall be deemed denied. The foregoing sentence notwithstanding, the Agent agrees that it shall endeavor to communicate a negative response to any such request to the Borrower within five (5) Business Days after the Agent knows that any such request has been denied.

2.1d Long Term Revolving Credit Notes. The obligation of the Borrower to repay on or before the Termination Date the aggregate unpaid principal amount of the Long Term Revolving Credit Loans and interest thereon shall be evidenced by the Long Term Revolving Credit Notes, substantially in the form of Exhibit “A” attached hereto and drawn by the Borrower to the order of each Bank in the maximum amount of the Bank’s Long Term Revolving Credit

Commitment. The principal amount actually due and owing to each Bank at any one time shall be the aggregate unpaid principal amount of all Disbursements made by such Bank pursuant to its Long Term Revolving Credit Commitment, all as shown on the Loan Account established pursuant to Section 2.15 hereof. Each Long Term Revolving Credit Note shall be dated the Restatement Closing Date and shall be delivered to the Agent on behalf of the Banks on such date. The outstanding Long Term Revolving Credit Loans shall bear interest in accordance with the provisions of Section 2.6.

2.1e Repayment. On the Termination Date, the Borrower shall repay in full all amounts outstanding under the Long Term Revolving Credit Commitment together with all interest thereon to the date of such repayment and all costs and fees and costs due hereunder in respect of the Long Term Revolving Credit Commitment.

2.2 Short Term Revolving Credit Commitment.

2.2a Short Term Revolving Credit Loans. The Banks severally agree, subject to the terms and conditions hereof and relying on the representations and warranties set forth herein, that the Borrower shall have the right to borrow, repay and reborrow from the Restatement Closing Date until the Maturity Date in Dollars an aggregate principal amount not to exceed $200,000,000 at any one time outstanding less Swingline Loans outstanding. Each Bank from time to time from the Restatement Closing Date to the Maturity Date, severally will lend to the Borrower at the principal office of the Agent in Pittsburgh, Pennsylvania, amounts not exceeding the amount (less such Bank’s pro rata share of Swingline Loans outstanding) or percentage opposite such Bank’s name on such Bank’s signature page hereto; provided, however, in no event (except as to Bid Rate Loans made pursuant to Section 2.5 hereof) shall any Bank be required to advance an amount in excess of the Dollar amount set forth in Subsection 2.2b opposite such Bank’s name (less such Bank’s pro rata share of Swingline Loans outstanding); and provided, further, that if any Bank fails to advance to the Borrower that Bank’s Pro Rata share of any Disbursement, the remaining Banks shall not be required to advance to the Borrower the defaulting Bank’s Pro Rata share of such Disbursement.

2.2b Individual Short Term Revolving Credit Commitments. Subject to the provisions of Section 2.4 and 2.5b hereof, each Bank shall be individually committed to the Borrower for each Bank’s Short Term Revolving Credit Commitment Percentage as set forth opposite such Bank’s name on the signature page hereto for such Bank as adjusted from time to time to reflect any assignment made pursuant to Section 9.12(a)(i).

2.2c Extension of Maturity Date. (i) The Borrower, prior to June 30, 2001, and prior to each subsequent June 30 thereafter during the term of the Short Term Revolving Credit Commitment, when the remaining term of the Short Term Revolving Credit Commitment (whether the original term or any extended term as provided hereby) is approximately two (2) months, may request, by written notice executed by an Authorized Officer and delivered to the Agent, an extension or further extension of the Short Term Revolving Credit Commitment for an additional period of one day less than a year and a corresponding alteration of the Maturity Date. The Agent, upon receiving any request referred to above, shall immediately forward such request to each of the Banks. If all of the Banks agree to the requested extension of the Short Term

Revolving Credit Commitment and the corresponding alteration of the Maturity Date, the Agent shall communicate this information to the Borrower in writing not earlier than thirty (30) days nor later than fifteen (15) days prior to the Maturity Date of the year in which such request was received.

      (ii) The failure of the Borrower to request or to be granted the extension of the Short Term Revolving Credit Commitment shall automatically terminate the Short Term Revolving Credit Commitment as of the Maturity Date then in effect. The foregoing sentence notwithstanding, the Agent agrees that it shall endeavor to communicate a negative response to any such request to the Borrower within five (5) Business Days after the Agent knows that any such request has been denied.

2.2d Short Term Revolving Credit Notes. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Short Term Revolving Credit Loans and interest thereon shall be evidenced by the Short Term Revolving Credit Notes, in substantially the form of Exhibit “B” attached hereto drawn by the Borrower to the order of each Bank in the maximum amount of such Bank’s Short Term Revolving Credit Commitment. The principal amount actually due and owing to a Bank at any one time shall be the aggregate unpaid principal amount of all Disbursements made by such Bank pursuant to the Short Term Revolving Credit Commitment, all as shown on the Loan Account established pursuant to Section 2.15 hereof. Each Short Term Revolving Credit Note shall be dated the Restatement Closing Date and shall be delivered to the Agent on behalf of the Banks on such date. The outstanding Short Term Revolving Credit Loans shall bear interest in accordance with the provisions of Section 2.6.

2.2e Repayment. On the Payment Date, the Borrower shall repay in full all amounts outstanding under the Short Term Revolving Credit Commitment, together with all interest thereon to the date of such repayment and all fees and costs due hereunder in respect of the Short Term Revolving Credit Commitment.

2.3 Disbursements and Repayments.

2.3a Borrowings. Each Disbursement of the Long Term Revolving Credit Loans or the Short Term Revolving Credit Loans, as the case may be, repayment thereof and subsequent reborrowing shall be made from or to the Banks ratably in proportion to their respective Commitments set forth in Subsections 2.1b and 2.2b (except as provided in Section 2.11d(B) and shall be in an aggregate Dollar amount of $1,000,000 or if in excess of $1,000,000 in integral multiples of $1,000,000; provided, however, that if a Disbursement is to bear interest at the Euro-Rate Option then such Disbursement must be in the amounts required by Subsection 2.6d.

2.3b Disbursement Request. Each request for a Disbursement under Section 2.1 or 2.2 shall be made to the Agent by an Authorized Officer of the Borrower orally or in writing pursuant to the execution and delivery by the Borrower to the Agent of a Request for Disbursement, substantially in the form of Exhibit “C” hereto, (A) except for any Request for Disbursement made pursuant to Subsection 2.5d hereof, by 10:00 A.M. (Pittsburgh, Pennsylvania time) on the date of the proposed Disbursement if the Disbursement is initially to bear interest at the Base Rate Option, (B) by 10:00 A.M. (Pittsburgh, Pennsylvania time) at least three (3)

Business Days prior to the proposed Disbursement with respect to Loans made in Dollars if the Disbursement or any part thereof is to initially bear interest at the Euro-Rate Option, or (C) by 10:00 A.M. (Pittsburgh, Pennsylvania time) at least four (4) Business Days prior to the proposed Disbursement with respect to Long Term Revolving Credit Loans funded in an Optional Currency (which Loans must bear interest at the Euro-Rate Option), in each case specifying whether the Disbursement is under the Long Term Revolving Credit Commitment or the Short Term Revolving Credit, as applicable, the proposed borrowing date and the Dollar or Dollar Equivalent (if applicable) amount thereof, selecting the interest rate Option therefor pursuant to Subsection 2.6 hereof, if appropriate, selecting the Interest Period therefor and for Long Term Revolving Credit Loans to be funded in an Optional Currency, the currency in which the Disbursement is to be funded. Any oral request for a Disbursement hereunder shall be followed immediately by the Borrower’s written Request for Disbursement. A request from the Borrower pursuant to this Section 2.3b with respect to a Disbursement or any part thereof which is initially to bear interest at the Euro-Rate Option, shall irrevocably commit the Borrower to accept such Disbursement on the date specified in such request. Promptly upon receipt of such notice, the Agent shall notify each Bank of the Borrower’s request and the amount of such requested Disbursement which is to be advanced by such Bank. Each such Bank shall make its Pro Rata share of such Disbursement available at the Agent’s principal office in immediately available funds no later than 3:00 p.m. (Pittsburgh, Pennsylvania time) on the date of the requested Disbursement.

2.3c Repayments. Each repayment of the Long Term Revolving Credit Loans or the Short Term Revolving Credit Loans (other than a repayment which entirely repays all such Loans then outstanding, whether on the Termination Date, the Payment Date or otherwise) shall be in the Dollar or Dollar Equivalent amount of $1,000,000 or if in excess of $1,000,000, in integral multiples of $1,000,000, all in the currency in which such Loan was made; provided, however, if such repayment is to repay Long Term Revolving Credit Loans or the Short Term Revolving Credit Loans bearing interest at the Euro-Rate Option then such repayment must be in the amounts required by Subsection 2.6d.

2.4 Reduction of Long Term Revolving Credit Commitment or Short Term Revolving Credit Commitment. At any time and from time to time upon at least five (5) Business Days’ prior written notice to the Agent, the Borrower may terminate, in whole or in part, without penalty, the then unused portion of the Long Term Revolving Credit Commitment and/or the Short Term Revolving Credit Commitment, thereby causing a corresponding abatement of the relevant Facility Fee; provided, however, that (i) the Borrower may not terminate an unused portion of the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment, as the case may be, such that the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment is reduced below the principal amount of any Bid Rate Loans then outstanding under the applicable Commitment, (ii) the Borrower may not terminate an unused portion of the Long Term Revolving Credit Commitment such that the Long Term Revolving Credit Commitment is reduced below the Letters of Credit Outstanding, and (iii) the Long Term Revolving Credit Commitment and/or the Short Term Revolving Credit Commitment shall terminate without the necessity for further action on behalf of the Borrower, the Agent or the Banks if such commitment is reduced to $0. Each such reduction shall be in a minimum principal amount of $10,000,000 or, if in excess of $10,000,000, in integral multiples of $1,000,000. The relevant Facility Fee shall cease to accrue with respect to the portion of the relevant Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment so terminated five (5) Business Days after receipt of such notice or the date of such reduction whichever is later. Notice of termination once given shall be irrevocable and the portion of the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment so terminated shall not be available for borrowing once such notice has been given under the terms hereof. The Agent shall promptly notify each Bank of its Pro Rata share of such terminated unused portion and the date of each such termination.

2.5 Bid Rate Loans.

2.5a Bid Rate. Subject to the provisions of this Section 2.5, each Bank agrees the Borrower may request from any Bank Bid Rate Loans, in an aggregate amount at any one time outstanding not to exceed $350,000,000, bearing interest at the Bid Rate Option. No Bid Rate Loan shall be made in an Optional Currency.

2.5b Reduction of Available Commitments. While each such Bid Rate Loan is outstanding hereunder, the outstanding principal amount thereof shall reduce correspondingly availability under either or both of (i) the Long Term Revolving Credit Commitment and (ii) the Short Term Revolving Credit Commitment, as applicable, and shall reduce, as to each Bank availability under either or both of (i) that Bank’s Long Term Revolving Credit Commitment or (ii) that Bank’s Short Term Revolving Credit Commitment, as applicable, by an amount equal to such Bank’s Pro Rata share of the aggregate outstanding principal balance of Bid Rate Loans issued by any Bank.

2.5c Limitations on and Evidence of Bid Rate Loans. Except as provided under Section 2.5d(iii)(B) hereof, each Bid Rate Loan or repayment of a Bid Rate Loan must be in the minimum principal amount of $5,000,000 or, if in excess of $5,000,000, in integral multiples of $1,000,000. The obligation of the Borrower to repay, on the Termination Date (if the Borrower has requested a Disbursement under the Long Term Revolving Credit Commitment), the aggregate unpaid principal amount of such Bid Rate Loans advanced by each Bank shall be evidenced by the Bid Rate Notes substantially in the form of Exhibit “D-1” hereto, one made payable to each Bank in the amount of $150,000,000. The obligation of the Borrower to repay, on the Payment Date (if the Borrower has requested the Disbursement under the Short Term Revolving Credit Commitment), the aggregate unpaid principal amount of such Bid Rate Loans advanced by each Bank shall be evidenced by the Bid Rate Notes substantially in the form of Exhibit “D-2” hereto, one made payable to each Bank in the amount of $200,000,000. The Borrower shall have, with the prior written consent of the Bank making such Bid Rate Loan, the right to prepay any Bid Rate Loan prior to the end of the relevant Bid Rate Interest Period. The Borrower shall repay each individual Bid Rate Loan, together with interest thereon on the last day of the Bid Rate Interest Period applicable to it. The principal amount actually due and owing each Bank shall be the aggregate unpaid principal amount of all Disbursements of Bid Rate Loans made by such Bank, all as shown on the Loan Account established pursuant to Section 2.15 hereof.

2.5d Bid Rate Loan Procedure.

      (i) The Borrower may request Bid Rate quotations by delivering to the Agent in writing a Bid Rate Loan Request before 12:00 Noon (Pittsburgh, Pennsylvania time) at least one (1) Business Day prior to the date of the proposed Disbursement.

      (ii) Each Bank, if in its sole discretion it elects to do so, shall irrevocably offer to make one or more Bid Rate Loans at a rate or rates of interest specified by such Bank for such Bid Rate Interest Period by notifying the Borrower and the Agent before 10:00 A.M. (Pittsburgh, Pennsylvania time) on the date of the proposed Disbursement; provided, however any offer made by PNC shall be submitted by 9:45 P.M. (Pittsburgh, Pennsylvania time).

      (iii) The Borrower, as soon as possible but in any event before 11:00 A.M. (Pittsburgh, Pennsylvania time) on the date of such proposed Bid Rate Loan specified in the applicable Bid Rate Loan Request shall either:

(A) cancel such Bid Rate Loan Request by giving the Agent notice to that effect; or

(B) accept one or more of the offers made by any Bank or Banks pursuant to clause (ii) above, by giving notice to the Agent of each Bid Rate Loan, including the amount (which amount shall be equal to or less than the maximum amount offered by each such Bank or Banks), type of Commitment to be borrowed against, rate and maturity thereof, and reject any remaining offers made pursuant to clause (ii) above by giving the Agent notice to that effect; provided, however, (1) each offer shall be accepted in order of ascending Bid Rate applicable to such Bid Rate Loans and (2) if two or more Banks submit offers at identical terms and conditions and the Borrower accepts any such offers, but does not wish to borrow the total amount offered by such Banks, the Borrower shall accept offers from all such Banks on amounts allocated among them proportionately according to the amounts offered by such Banks.

If the Borrower does not notify the Agent of its decision under item (i) or (ii) above by 11:00 A.M. (Pittsburgh, Pennsylvania time), such failure shall be deemed a cancellation of such Bid Rate Request.

      (iv) If the Borrower notifies the Agent that such Bid Rate Loan Request is cancelled pursuant to clause (iii)(A) above, the Agent shall give prompt notice thereof to the Banks and the Bid Rate Loans requested thereby shall not be made.

      (v) If the Borrower accepts one or more of the offers made by any Bank pursuant to clause (iii)(B) above, the Agent shall in turn promptly notify (A) each Bank of the date of such Bid Rate Loan, and the aggregate amount, interest rate, type of Commitment to be borrowed against and maturity of such Bid Rate Loan and whether or not any offer or offers made by such Bank pursuant to clause (ii) above have been accepted by the Borrower and (B) each Bank which is to make a Bid Rate Loan, of the amount of each Bid Rate Loan to be made by such Bank. Each Bank which is to make a Bid Rate Loan shall, before 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such Bid Rate Loan specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Bank shall have received notice from the Agent pursuant to clause (B) of the preceding sentence, make available to the Agent such Bank’s Bid Rate Loan, in immediately available funds. Promptly after 1:00 p.m. (Pittsburgh, Pennsylvania time) and in any event before 3:00 p.m. (Pittsburgh, Pennsylvania time) on each date of the making of Bid Rate Loans, the Agent shall make the aggregate amount available to the Borrower.

2.5e Bid Rate Loan Interest. Interest on the Bid Rate Loans shall accrue at the rate per annum agreed upon between the Bank or Banks making such Bid Rate Loans and the Borrower pursuant to the Bid Rate selection procedures set forth in Subsection 2.5d above. Upon the occurrence of an Event of Default under Section 7.1, and during the continuance of such Event of Default, the interest rate on outstanding Bid Rate Loans shall be adjusted in accordance with the provisions of Subsection 2.6b. The Agent shall provide the Borrower with written notice of the effectiveness of such increased rate of interest based on the occurrence of an Event of Default as soon as practicable thereafter, but the failure of the Agent to provide such notice shall not negate the effectiveness of such increased rate.

2.5f Bid Rate Option Borrowing in Event of Bid Rate Loan. Following each Bid Rate Loan Request accepted pursuant to Section 2.5d and each Bid Rate Loan made pursuant thereto, the Borrower may not submit another Bid Rate Loan Request for a period of four (4) Business Days from the date of Disbursement of each Bid Rate Loan which period shall include the date of Disbursement.

2.5g Base Rate Option Borrowing in Event of Cancelled Bid Rate Loan Request. In the event of cancellation by the Borrower of a Bid Rate Loan Request pursuant to item (iii)(A) of Subsection 2.5d, the Borrower may, before 11:00 A.M. (Pittsburgh, Pennsylvania time) on the day of such cancellation, submit to the Agent a request for a Disbursement under the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment to be made on the day of such cancellation and to bear interest at the Base Rate Option. The Agent shall use its best efforts to notify the Banks of each such request for a Disbursement, and the Banks shall use their best efforts to make their respective Pro Rata shares of such Disbursement available at the office of the Agent prior to 12:00 Noon (Pittsburgh, Pennsylvania time) on the date of such Disbursement.

2.5h Maximum Bid Rate Amount. The total amount of Bid Rate Loans outstanding at any one time plus (i) all outstanding and unpaid Disbursements and (ii) Letters of Credit Outstanding shall not exceed in the aggregate at any one time outstanding of $350,000,000.

2.6 Long Term Revolving Credit Loan and Short Term Revolving Credit Loan Interest Rates.

2.6a Interest Rate Options.

      (i) Long Term Revolving Credit Loans. During the term hereof and prior to the Termination Date, in accordance with the provisions of Subsections 2.6c and 2.6d, the Borrower shall have the option of electing from time to time one or more of the interest rate formulas set forth below to be applied by the Banks to amounts then outstanding under Long Term Revolving Credit Loans. In addition, prior to the Termination Date, the Borrower shall have the right to implement the Bid Rate Loan procedure set forth in Section 2.5 hereof. The actual interest rates hereunder shall also be adjusted in accordance with Section 2.6b hereof.

(A) Base Rate Option. Interest under this Option shall accrue at a rate per annum equal to the Base Rate. The actual interest rate in effect under this Option shall be adjusted on the effective date of any change in the Base Rate. The Base Rate Option is not available for Optional Currency Loans.

(B) Euro-Rate Option. Interest under this Option shall accrue for any Euro-Rate Interest Period selected at a rate per annum equal to the sum of the Euro-Rate plus the Applicable Long Term Margin, and shall be adjusted as of the date of any change of Ratings, if necessary.

      (ii) Short Term Revolving Credit Loans. During the term hereof and prior to the Payment Date, in accordance with the provisions of Subsections 2.6c and 2.6d, the Borrower shall have the option of electing from time to time one or more of the interest rate formulas set forth below to be applied by the Banks to amounts then outstanding under Short Term Revolving Credit Loans. In addition, prior to the Maturity Date, the Borrower shall have the right to implement the Bid Rate Loan procedure set forth in Section 2.5 hereof. The actual interest rates hereunder shall also be adjusted in accordance with Section 2.6b hereof.

(A) Base Rate Option. Interest under this Option shall accrue at a rate per annum equal to the Base Rate. The actual interest rate in effect under this Option shall be adjusted on the effective date of any change in the Base Rate.

(B) Euro-Rate Option. Interest under this Option shall accrue for any Euro-Rate Interest Period selected at a rate per annum equal to the sum of the Euro-Rate plus the Applicable Short Term Margin, and shall be adjusted as of the date of any change of Ratings, if necessary.

2.6b Interest Rate Upon Default.

      (i) (A) Upon the occurrence of an Event of Default under Section 7.1, and during the continuance of such Event of Default, or (B) upon the acceleration of the Bank Indebtedness for any reason hereunder, interest under the Base Rate Option, the Euro-Rate Option, the Bid Rate Option or the Swingline Loan Option shall be 2% per annum (200 basis points) in excess of the applicable interest rate then in effect.

      (ii) Upon receipt by the Borrower of notice from the Agent of the occurrence of an Event of Default under Section 7.2 and during the continuance of such Event of Default, interest under the Base Rate Option, the Euro-Rate Option, the Bid Rate Option or the Swingline Loan Option shall be 2% per annum (200 basis points) in excess of the applicable interest rate then in effect.

      (iii) The provisions of the immediately preceding items (i) and (ii) to the contrary notwithstanding, if (A) the Borrower has not given notice to the Banks of an Event of Default in accordance with the provisions of Section 9.5 and (B) the Banks, after becoming aware of such Event of Default and based on such Event of Default, wish to impose the default rate of interest in accordance with either of the preceding items (i) and (ii), such default rate of interest shall be effective as of the first day on which such default rate would have been in effect had the Borrower given such notice in accordance with the provisions of Section 9.5.

2.6c Interest Rate Option Elections. The Borrower shall have the option to elect to have all or any Portion of the Dollar funded Long Term Revolving Credit Loans or the Short Term Revolving Credit Loans bear interest at either the Base Rate Option or the Euro-Rate Option, subject, however to the other provisions of this Agreement. Notice of the Borrower’s election shall be made to the Agent orally or in writing by 10:00 A.M. (Pittsburgh, Pennsylvania time) at least (i) except as set forth in Subsection 2.5g hereof, on the proposed effective date of such election, if such election is the election of the Base Rate Option; and, (ii) three (3) Business Days prior to the proposed effective date of such election, if such election is the election of the Euro-Rate Option. Each such notice of election shall specify the Option and the amount of the Long Term Revolving Credit Loans or Short Term Revolving Credit Loans to bear interest at such Option, and in the case of the selection of the Euro-Rate Option, the Interest Period therefor. Upon receipt of each such notice from the Borrower, the Agent shall promptly notify each of the Banks. Any oral notice of election hereunder shall be followed immediately by the Borrower’s written confirmation of such interest rate election. Elections of or conversions to the Base Rate Option shall continue in effect until converted as herein set forth. Elections of, conversions to or renewals of the Euro-Rate Option shall expire as to each such Option at the expiration of the applicable Interest Period; provided, however, that in relation to any Long Term Revolving Credit Loans, no Interest Period for the Euro-Rate Option may be elected, converted or renewed if such Interest Period will extend beyond the Termination Date or so long as an Event of Default has occurred and is continuing; and provided further, that in relation to any Short Term Revolving Credit Loans, no Interest Period for the Euro-Rate Option may be elected, converted or renewed if such Interest Period will extend beyond the Payment Date or so long as an Event of Default has occurred and is continuing. Any Portion of any Dollar funded Loan outstanding for which no Interest Rate Option election has been made shall bear interest at the Base Rate Option.

Any Segment of any Loan bearing interest at the Euro-Rate, for which no Euro-Rate Interest Period has been made shall have a Euro-Rate Interest Period of one month. Each Segment of each Optional Currency funded Long Term Revolving Credit Loan shall bear interest at the Euro-Rate Option, subject, however, to the other provisions of this Agreement.

2.6d Limitation on Election of Euro-Rate Options. Each election of the Euro-Rate Option for a Portion of the Long Term Revolving Credit Loans or Short Term Revolving Credit Loans bearing interest at the Euro-Rate Option must be in the minimum principal amount of $5,000,000 (or, in the case of Long Term Revolving Credit Loans funded in an Optional Currency, the Dollar Equivalent thereof) or, if in excess of $5,000,000 (or the Dollar Equivalent thereof), in integral multiples of $1,000,000 (or the Dollar Equivalent thereof). Any minimum amount of an election of the Euro-Rate Option hereunder may be comprised, in whole or in part, of (i) existing Long Term Revolving Credit Loans or Short Term Revolving Credit Loans bearing interest at the Base Rate Option or the Euro-Rate Option (provided the Interest Period relating thereto shall expire immediately prior to the commencement of the new Interest Period), (ii) the previously undisbursed portion of the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment or (iii) any combination of the amounts described in the immediately preceding items (i) and (ii). At no time during the term hereof may there be more than six (6) separate Interest Periods in effect relating to Long Term Revolving Credit Loans and no more than six (6) separate Interest Periods for Short Term Revolving Credit Loans.

2.7 Special Provisions Relating to Euro-Rate Options and Bid Rate Loans.

2.7a Euro-Rate Unascertainable. In the event that on any date on which a Euro-Rate would otherwise be set, the Agent shall have determined in good faith (which determination shall be final and conclusive) that by reason of circumstances affecting the interbank Eurodollar or eurocurrency market adequate and reasonable means do not exist for ascertaining the Euro-Rate, the Agent shall give prompt notice of such determination to the Borrower and the Banks, and until the Agent notifies the Borrower and the Banks that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under or renew such affected Option shall be suspended. Any notice of borrowing under or renewal of such affected Option which was to become effective during the period of such suspension shall be treated as a request to borrow under or renew the Base Rate Option with respect to the principal amount therein specified; subject, however, to the right of the Borrower to borrow or renew such amount at any other Option if then available, pursuant to Section 2.6.

2.7b Illegality of Offering Euro-Rate. If any Bank shall determine in good faith (which determination shall be final and conclusive) that compliance by such Bank with any applicable law, treaty or governmental rule, regulation, guideline, order, request or directive (whether or not having the force of law), or the interpretation or application thereof by any governmental or monetary authority, adopted after the Original Closing Date, has made it unlawful for such Bank to make or maintain its Loans under the Euro-Rate Option, such Bank shall give notice of such determination to the Borrower and the Agent. Notwithstanding any provision of this Agreement to the contrary, unless and until such Bank shall have given notice that the circumstances giving rise to such determination no longer apply:

      (i) with respect to any Euro-Rate Interest Periods, thereafter commencing, interest on such Bank’s Pro Rata share of the corresponding Euro-Rate Portion shall be computed and payable in Dollars under the Base Rate Option; and

      (ii) on such date, if any, as shall be required by law, such Bank’s Pro Rata share of any Euro-Rate Portions, then outstanding shall be automatically renewed at the Base Rate Option in Dollars and the Borrower shall pay to such Bank the accrued and unpaid interest on such Portions to (but not including) such renewal date.

      The Borrower shall pay any Bank any additional amounts reasonably necessary to compensate such Bank (on an after-tax basis) for any out-of-pocket costs incurred by such Bank as a result of any renewal pursuant to clause (ii) above on a day other than the last day of the relevant Interest Period, including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it to loan or maintain the lending of the Loans so converted. Such Bank shall furnish to the Borrower and the Agent a certificate showing the calculation of the amount necessary to compensate such Bank (on an after-tax basis) for such costs (which certificate, in the absence of manifest error, shall be conclusive), and the Borrower shall pay such amount to such Bank, as additional consideration hereunder, within ten (10) days of the Borrower’s receipt of such certificate.

2.7c Inability to Offer Euro-Rate. In the event that any Bank shall determine, in its reasonable discretion, that it is unable to obtain deposits in the interbank eurodollar market in sufficient amounts and with maturities related to such Euro-Rate Portions which would enable such Bank to fund such Euro-Rate Portions, then such Bank shall immediately notify the Agent of such inability. The Agent, upon receipt of such notice, shall notify the Borrower that the right of the Borrower to borrow under, convert to or renew the Euro-Rate Option or select an Optional Currency from such Bank shall be suspended. Following notification of the suspension of the Euro-Rate Option with respect to any Bank, the Borrower agrees to negotiate with such Bank for a modified Euro-Rate which will allow such Bank to realize its anticipated and bargained for yield. In the event that the Borrower and the affected Bank cannot agree on a modified Euro-Rate, any notice of borrowing under, conversion to or renewal of the Euro-Rate Option which was to become effective during the period of suspension shall be treated as a request to borrow under, convert to or renew the Base Rate Option in Dollars with respect to the principal amount specified therein attributable to the affected Bank. The affected Bank shall notify the Agent as to whether such Bank and the Borrower have agreed on a modified Euro-Rate.

2.7d Yield Protection. If any law, rule, regulation, treaty or official directive or the interpretation or application thereof by any Governmental Person charged with the administration thereof or the compliance with any guideline or request from any central bank or other Governmental Person, adopted after the Original Closing Date, (whether or not having the force of law):

      (i) subjects any Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind hereunder (other than any tax imposed or based upon the income of such Bank and payable to any governmental or taxing authority in the United States of America or any state thereof or any foreign jurisdiction) or changes the basis of taxation of such Bank with respect to payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder (other than any change which affects, and to the extent that it affects, the taxation by the United States or any state thereof or any foreign jurisdiction of the total net income of such Bank), or

      (ii) imposes, modifies or deems applicable any reserve, special deposit, special assessment or similar requirements against assets held by, deposits with or for the account of or credit extended by such Bank (other than such requirements which are included in the determination of the Euro-Rate hereunder), or

      (iii) imposes upon such Bank any other condition with respect to this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank, reduce the rate of return on such Bank’s capital, or impose any expense upon such Bank with respect to any Euro-Rate Portion of the Loans, or any Bid Rate Loan by an amount which such Bank in its sole but reasonable discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined by such Bank (which determination, absent error, shall be conclusive) to be reasonably necessary to compensate such Bank (on an after-tax basis) for such increase in cost, reduction in income, reduction in rate of return, or additional expense, setting forth the calculations therefor, and the Borrower shall pay such amount to such Bank, as additional consideration hereunder, within ten (10) days of the Borrower’s receipt of such notice.

2.7e Breakage Costs. In addition to the provisions of Subsections 2.7b and 2.7d hereof, the Borrower hereby agrees to reimburse each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by the Borrower (i) in failing to accept any Bid Rate Loan or any borrowing or renewal hereunder to bear interest at the Euro-Rate Option on the scheduled date, or (ii) in failing to make when due (whether by declaration, acceleration or otherwise) any payment of any Euro-Rate Portion of the Loans or any Bid Rate Loan or (iii) in making any payment or prepayment of any Euro-Rate Portion of the Loans or any Bid Rate Loan or any part thereof on any day other than the last day of the relevant Interest Period; including, in each case, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining any Loan or any Portion thereof as determined by such Bank in the exercise of its sole but reasonable discretion. The affected Bank shall furnish to the Borrower and the Agent a certificate showing the calculation of the amount of any such loss or expense (which certificate, absent error, shall be conclusive), and the Borrower shall pay such amount in the currency in which such Loan was made to the affected Bank within ten (10) days of the Borrower’s receipt of such certificate.

2.7f Method of Calculation. In determining the amount due each Bank hereunder by reason of the application of this Section 2.7, each Bank may use any reasonable averaging or attribution method; provided, however, each Bank must use reasonable efforts to minimize such losses and costs.

2.8 Utilization of Commitments in Optional Currencies.

2.8a Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding. The Agent will determine the Dollar Equivalent amount of (i) proposed Long Term Revolving Credit Loans or Letters of Credit to be denominated in an Optional Currency as of the date of the requested Disbursement or date of issuance, as the case may be, (ii) outstanding Long Term Revolving Credit Loans or Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iii) outstanding Long Term Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), a “Computation Date”).

2.8b Notices From Banks That Optional Currencies Are Unavailable To Fund New Loans. The Banks shall be under no obligation to make the Long Term Revolving Credit Loans or issue the Letters of Credit requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Agent by 5:00 p.m. (Pittsburgh, Pennsylvania time) four (4) Business Days prior to the borrowing or issuance date for such Long Term Revolving Credit Loans or Letters of Credit that such Bank cannot provide its share of such Long Term Revolving Credit Loans in such Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 Noon (Pittsburgh, Pennsylvania time) three (3) Business Days prior to the Disbursement for such Long Term Revolving Credit Loans or the issuance of such Letter of Credit that the Optional Currency is not then available for such Long Term Revolving Credit Loans or such Letters of Credit, and the Agent shall promptly thereafter notify the Banks of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh, Pennsylvania time) three (3) Business Days prior to the Disbursement or Letter of Credit Borrowing for such Long Term Revolving Credit Loans or such Letters of Credit, withdraw the Request for Disbursement for such Long Term Revolving Credit Loans or the issuance of such Letters of Credit. If the Borrower withdraws such Request for Disbursement, the Agent will promptly notify each Bank of the same and the Banks shall not make such Loans or issue such Letters of Credit. If the Borrower does not withdraw such Request for Disbursement before such time, (i) the Borrower shall be deemed to have requested that (a) the Long Term Revolving Credit Loans referred to in its Request for Disbursement shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Long Term Revolving Credit Loans and shall bear interest under the Base Rate Option and (b) the Letters of Credit referred to in its Request for Disbursement shall be issued in Dollars in an amount equal to the Dollar Equivalent amount of such Letters of Credit, and (ii) the Agent shall promptly deliver a notice to each Bank stating: (A) that such Long Term Revolving Credit Loans or such Letters of Credit shall be made in Dollars and shall bear interest under the Base Rate Option, (B) the aggregate amount of such Long Term Revolving Credit Loans or such Letters of Credit, and (C) such Bank’s Pro Rata share of such Long Term Revolving Credit Loans or such Letters of Credit.

2.8c Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of Euro-Rate Option Loans. If the Borrower delivers a Request for Disbursement requesting that the Banks renew the Euro-Rate Option with respect to an outstanding Segment of

Long Term Revolving Credit Loans or Letters of Credit denominated in an Optional Currency, the Banks shall be under no obligation to renew such Euro-Rate Option if any Bank delivers to the Agent a notice by 5:00 p.m. (Pittsburgh, Pennsylvania time) four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Long Term Revolving Credit Loans or Letters of Credit in such Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 Noon (Pittsburgh, Pennsylvania time) three (3) Business Days prior to the renewal date that the renewal of such Long Term Revolving Credit Loans or such Letters of Credit in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same. If the Agent shall have so notified the Borrower that any such continuation of Long Term Revolving Credit Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Long Term Revolving Credit Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency shall be redenominated into Base Rate Loans or Letters of Credit in Dollars with effect from the last day of the Interest Period with respect to any such Long Term Revolving Credit Loans denominated in an Optional Currency or upon the reissuance, renewal or extension of Letters of Credit initially issued in an Optional Currency. The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Long Term Revolving Credit Loans initially denominated in an Optional Currency or Letters of Credit initially issued in an Optional Currency as of the Computation Date with respect thereto and such Bank’s Pro Rata share thereof.

2.8d Requests for Additional Optional Currencies. The Borrower may deliver to the Agent a written request that Long Term Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein provided that such currency must be a freely convertible foreign currency listed on currency codes in effect from time to time under ISO International Standard 4217 or any successor thereto. The Agent will promptly notify the Banks of any such request promptly after the Agent receives such request. Each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Borrower of the acceptance or rejection by each of the Bank of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if all of the Banks approve of the Borrower’s request.

2.8e Long Term Revolving Credit Loan Optional Currency Sub-Limit. In no event shall the sum of the Dollar Equivalent of all then outstanding Long Term Revolving Credit Loans funded in Optional Currencies exceed the lesser of (i) $100,000,000 or (ii) the Long Term Revolving Credit Commitment.

2.8f European Monetary Union.

      (i) If, as a result of the implementation of the European monetary union, (A) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency (the “Euro”) or (B) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Required Banks shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing the European monetary union. Prior to the occurrence of the event or events described in clause (A) or (B) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that Optional Currency.

      (ii) The Borrower agrees, at the request of any Bank, to compensate such Bank for any loss, cost, expense or reduction in return that such Bank shall reasonably determine shall be incurred or sustained by such Bank as a result of the implementation of the European monetary union and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of the Bank setting forth the Bank’s determination of the amount or amounts necessary to compensate such Bank shall be delivered to the Borrower, and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

      (iii) No Bank shall require payment by the Borrower of amounts due under this Subsection 2.8f unless it as a matter of ordinary business practice imposes such similar charges on its other customers in comparable transactions.

2.9 Capital Adequacy. If (i) any adoption of or any change in or in the interpretation of any law, rule or regulation, or (ii) compliance with any guideline, request or directive of any United States Governmental Person or United States quasi-governmental authority exercising control over banks or financial institutions generally, including but not limited to regulations set forth at 12 C.F.R. Part 208 (Appendix A) and 12 C.F.R. Part 225 (Appendix A), or any court requires that the Commitments of any Bank hereunder (including, without limitation, commitments and obligations in respect of revolving loans) or the obligation to issue, maintain or participate in any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank (a “Change in Law”), the result of which is to reduce the rate of return on such Bank’s capital as a consequence of such commitments to a level below that which such Bank could have achieved but for such Change in Law, taking into consideration such Bank’s policies with respect to capital adequacy, by an amount which such Bank deems to be material, such Bank shall deliver to the Borrower a statement of the amount necessary to compensate such Bank for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). Such Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. Such Bank shall from time to time notify the Borrower of the amount so determined. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

2.10 Swingline Loans.

2.10a Swingline Option. Subject to the provisions of this Section 2.10, the Agent agrees that the Borrower may request Swingline Loans, in an aggregate amount at any one time outstanding not to exceed the lesser of (i) $20,000,000 or (ii) an amount which, when added to the aggregate principal amount of (A) all other Loans then outstanding, and (B) the Letters of Credit Outstanding does not exceed $200,000,000.00, provided, however, anything to the contrary notwithstanding, the right of the Borrower to request Swingline Loans shall terminate: (i) upon the occurrence of an Event of Default under Section 7.1, and during the continuance of such Event of Default; (ii) upon receipt by the Borrower of notice from the Agent of the occurrence of an Event of Default under Section 7.2 and during the continuance of such Event of Default; (iii) in the event that Borrower has not given notice to the Banks of an Event of Default in accordance with the provisions of Section 9.5, effective upon the first day on which such Event of Default occurred; or (iv) upon the acceleration of the Bank Indebtedness for any reason hereunder.

2.10b Reduction of Available Short Term Revolving Commitments. While each such Swingline Loan is outstanding hereunder, the outstanding principal amount thereof shall correspondingly reduce availability under the Short Term Revolving Credit Commitment and shall reduce, as to each Bank availability under the Bank’s Short Term Revolving Credit Commitment by an amount equal to such Bank’s Pro Rata share of the aggregate outstanding principal balance of Swingline Loans issued by the Agent.

2.10c Limitations on and Evidence of Swingline Loans. Each Swingline Loan or repayment of a Swingline Loan must be in the minimum principal amount of $1,000,000 or, if in excess of $1,000,000 in integral multiples of $100,000. The obligation of the Borrower to repay, on or prior to the Maturity Date, the aggregate unpaid principal amount of such Swingline Loans advanced by the Agent shall be evidenced by the Swingline Note substantially in the form of Exhibit “E” hereto. The principal amount actually due and owing the Agent shall be the aggregate unpaid principal amount of all disbursements of Swingline Loans made by the Agent, all as shown on such Swingline Loan Account established and maintained by the Agent pursuant to Sections 2.10g and 2.15.

2.10d Swingline Procedure. The Borrower may from time to time from the Restatement Closing Date to the Business Day prior to the Maturity Date, subject to the provisions of Section 2.10c, request a Swingline Loan. Such request shall be made not later than Noon (Pittsburgh Time) on the date of the proposed Swingline Loan. Such request may be made to the Agent orally or in writing and, if orally, confirmed in writing. The Agent shall make the Swingline Loan available to the Borrower not later than 3:00 P.M. Pittsburgh Time on the same Business Day such Swingline Loan is requested.

2.10e Swingline Loan Interest. Subject to Section 2.6d hereof, interest on the Swingline Loans shall accrue at the rate of interest offered by the Agent in its sole and absolute discretion for such interest periods as offered by the Agent in its sole and absolute discretion.

2.10f Risk Participation. Upon the disbursement of each Swingline Loan and without any further action by or on behalf of such Bank, each Bank hereby agrees to purchase, upon the occurrence of an Event of Default, an undivided full risk non-recourse participation in such

Swingline Loan, in an amount equal to (i) such Bank’s Short Term Revolving Credit Commitment Percentage as set forth on such Bank’s signature page attached hereto (ii) multiplied by the outstanding principal amount of such Swingline Loan on the date of the Event of Default; provided, however, no Bank shall participate in any Swingline Loan which Swingline Loan is made after a notice of an Event of Default has been given. If and to the extent the Agent receives payment of principal or interest on a participated Swingline Loan, the Agent shall deliver to each Bank such Bank’s pro rata share of such payment.

2.10g Swingline Loan Account. The Agent shall maintain on its books as a sub-account of the Loan Account, a Swingline Loan Account in the name of the Borrower with respect to any Swingline Loans made, repayments and prepayments of the principal thereof, and the computation and payment of interest thereon. Upon the request of the Borrower to the Agent, the Agent shall promptly furnish to the Borrower a statement of the Swingline Loan Account. The failure to record any such amount shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swingline Notes to repay all amounts owed hereunder and thereunder together with all interest accrued thereon and all other fees and charges provided herein and therein. Except in the case of manifest error, the Swingline Loan Account shall be conclusive evidence as to the amount at any time due to the Agent from the Borrower under the Swingline Notes.

2.11 Letter of Credit Sub-facility.

2.11a Issuance of Letters of Credit. The Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 A.M., Pittsburgh, Pennsylvania time, at least five (5) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit and may be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.11, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twenty-four (24) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Termination Date and providing that in no event shall the Dollar and Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, the lesser of (i) $25,000,000 or (ii) the Long Term Revolving Credit Commitment minus the sum of the Dollar and Dollar Equivalent amounts of all Long Term Revolving Credit Loans then outstanding and the Dollar and Dollar Equivalent amounts of Letters of Credit Outstanding.

2.11b Letter of Credit Fees. The Borrower shall pay in Dollars to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Fee”) equal to the Applicable Long Term Margin (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Dollar and Dollar Equivalent amounts of the Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the last Business Day of each March, June, September and December following issuance of each Letter of Credit. The Borrower shall also pay to the Agent in Dollars for the Agent’s sole account (i) 1/8 percent (.125%) of the amount of any Letters of Credit Outstanding (the “Fronting Fee”) quarterly in arrears, and (ii) as incurred the Agent’s then current customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.11c Letter of Credit Fees Upon Default.

      (i) (A) Upon the occurrence of an Event of Default under Section 7.1, and during the continuance of such Event of Default, or (B) upon the acceleration of the Bank Indebtedness for any reason hereunder, the Letter of Credit Fee shall be 2% per annum (200 basis points) in excess of the applicable Letter of Credit Fee then in effect (the “Default Letter of Credit Fee”).

      (ii) Upon receipt by the Borrower of notice from the Agent of the occurrence of an Event of Default under Section 7.2 and during the continuance of such Event of Default, the Default Letter of Credit Fee shall be in effect.

      (iii) The provisions of the immediately preceding items (i) and (ii) to the contrary notwithstanding, if (A) the Borrower has not given notice to the Banks of an Event of Default in accordance with the provisions of Section 9.5 and (B) the Banks, after becoming aware of such Event of Default and based on such Event of Default, wish to impose the Default Letter of Credit Fee in accordance with either of the preceding items (i) and (ii), such Default Letter of Credit Fee shall be effective as of the first day on which such Default Letter of Credit Fee would have been in effect had the Borrower given such notice in accordance with the provisions of Section 9.5.

2.11d Disbursements, Reimbursement.

      (A) Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank’s Pro Rata share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

      (B) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower of the amount of such drawing and the date such payment shall be made. The Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent in Dollars for any amount paid by the Agent under any Letter of Credit (each such date of a payment by the Agent under a Letter of Credit, a “Drawing Date”) in an amount equal to the Dollar Equivalent amount so paid by the Agent. Such Reimbursement Obligation shall be paid prior to 12:00 Noon, Pittsburgh, Pennsylvania time, on the Drawing Date. In the event the Borrower fails to reimburse the Agent for the full Dollar Equivalent amount of any drawing under any Letter of Credit by 12:00 Noon, Pittsburgh, Pennsylvania time, on the Drawing Date, the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Long Term Revolving Credit Loans be made by the Banks in

Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Long Term Revolving Credit Commitment and subject to the conditions set forth in Section 6.1 other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.11d(B) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

      (C) Each Bank shall upon any notice pursuant to Section 2.11d(B) make available to the Agent an amount in Dollars in immediately available funds equal to its Pro Rata share of the Dollar Equivalent amount of the drawing, whereupon the participating Banks shall (subject to Section 2.11d(D)) each be deemed to have made a Long Term Revolving Credit Loan in Dollars under the Base Rate Option to the Borrower in that amount. If any Bank so notified fails to make available in Dollars to the Agent for the account of the Agent the amount of such Bank’s Pro Rata share of such Dollar Equivalent amount by no later than 2:00 p.m., Pittsburgh, Pennsylvania time on the Drawing Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Long Term Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date to each Bank, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.11d(C).

      (D) With respect to any unreimbursed drawing that is not converted into Long Term Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.11d(B), because of the Borrower’s failure to satisfy the conditions set forth in Section 6.1 other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a Letter of Credit Borrowing in Dollars or the Dollar Equivalent amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Long Term Revolving Credit Loans under the Base Rate Option as adjusted to reflect the default rate provisions set forth in Subsection 2.6b. Each Bank’s payment to the Agent pursuant to Section 2.11d(C) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Bank in satisfaction of its participation obligation under this Section 2.11d. The provisions of this Subsection (D) are solely for the benefit of the Agent, as issuer of the Letters of Credit, and shall not be deemed to excuse, waive or consent to an Event of Default under Section 7.2a arising from an unreimbursed drawing giving rise to a Participation Advance.

2.11e Repayment of Participation Advances.

      (A) Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of

Credit, the Agent will pay to each Bank, in the same funds as those received by the Agent, the amount of such Bank’s Pro Rata share of such funds, except the Agent shall retain the amount of the Pro Rata share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Agent.

      (B) If the Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any proceeding described in Section 7.1a, any portion of the payments made by the Borrower to the Agent pursuant to Section 2.11d(B) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent the amount of its Pro Rata share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.11f Documentation. The Borrower agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of negligence or willful misconduct, the Agent shall not be liable for any error and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.11g Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.11h Nature of Participation and Reimbursement Obligations. Each Bank’s obligation in accordance with this Agreement to make the Long Term Revolving Credit Loans or Participation Advances, as contemplated by Section 2.11d, as a result of a drawing under a Letter of Credit, and the obligation of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.11 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the Borrower or any other Person for any reason whatsoever;

(ii) the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1, 2.3, 2.6, 2.8, 2.9 or 6.1 or as otherwise set forth in this Agreement for the making of a Long Term Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make

Participation Advances under Section 2.11d; provided, however the aggregate amount thereof shall in no event exceed the unutilized Long Term Revolving Credit Commitment;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) the existence of any claim, set-off, defense or other right which the Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which any Letter of Credit was procured);

(v) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Agent has been notified thereof;

(vi) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower;

(viii) any breach of this Agreement or any other Loan Document by any party thereto;

(ix) the occurrence or continuance of any proceeding described in Section 7.1a with respect to the Borrower;

(x) the fact that an Event of Default shall have occurred and be continuing;

(xi) the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.11i Indemnity. In addition to amounts payable as provided in Section 8.6, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto United States Governmental Person (all such acts or omissions herein called “Governmental Acts”).

2.11j Liability for Acts and Omissions. As between the Borrower and the Agent, the Borrower assumes all risks of the acts and omission of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.

2.12 Method of Disbursements and Payments. All Disbursements under the Loans shall be made by the Agent (i) making a wire transfer of such funds to the account designated in the Borrower’s Request for Disbursement in Dollars or the Optional Currency, as applicable or (ii) transferring such funds into such accounts maintained with the Agent designated in the Borrower’s Request for Disbursement. All payments of principal, interest or other costs relating to the Loans, the Agent’s Fee, the Bid Rate Administration Fee, the Letter of Credit Fee, the Fronting Fee, the Optional Currency Fee and the Facility Fee shall be made by the Borrower to the Agent at the Agent’s principal office or at such location as the Agent may direct by 12:00 Noon (Pittsburgh, Pennsylvania time) on the due date. All funds shall be immediately available funds when either transferred via wire transfer into the account designated by the Borrower or delivered by the Borrower to the Agent. Except as otherwise provided herein, interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.

2.13 Interest Payment Dates. Interest due on all outstanding Long Term Revolving Credit Loans, Short Term Revolving Credit Loans and Bid Rate Loans hereunder shall be payable in arrears: (i) with respect to each Base Rate Segment, (A) on the last Business Day of each March, June, September and December, (B) at maturity whether by acceleration or otherwise and (C) after maturity, on demand until paid in full; (ii) with respect to each Euro-Rate Segment, (A) on the last day of each Euro-Rate Interest Period (provided, however, if the Interest Period chosen for any Euro-Rate Segment exceeds three (3) months, interest on that Euro-Rate Segment shall be due and payable every three (3) months during such Interest Period and on the last day of such Interest Period), (B) at maturity, whether by acceleration or otherwise, (C) on the Termination Date or the Payment Date, as applicable, including amounts, if any, due pursuant to Section 2.7e hereof and (D) after maturity, on demand until paid in full; and (iii) with respect to each Bid Rate Loan, (A) on the last day of the Bid Rate Interest Period (provided, however, if the Interest Period chosen for any Bid Rate Loan exceeds ninety (90) days, interest on that Bid Rate Loan shall be due and payable every ninety (90) days during such Interest Period), (B) at maturity, whether by acceleration or otherwise and (C) after maturity, on demand until paid in full.

2.14 Calculation of Interest and Facility Fee . The interest rate calculated pursuant to the Base Rate Option shall be calculated on the basis of the actual number of days elapsed using (i) a year of 365-366 days if the Base Rate is calculated utilizing the Prime Rate or (ii) a year of 360 days if the Base Rate is calculated utilizing the Federal Funds Effective Rate, as the case may be. The interest rate calculated pursuant to the Euro-Rate Option and Bid Rate Option and the Facility Fee shall be calculated on the basis of the actual number of days elapsed using a year of 360 days; provided that, for Loans made in an Optional Currency for which a 365-day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed

2.15 Loan Account. The Agent shall open and maintain on its books a Loan Account in the name of the Borrower, with respect to Disbursements made, repayments, the computation and payment of interest, the Facility Fee, the Agent’s Fee, the Bid Rate Administration Fee, the Letter of Credit Fee, the Fronting Fee, the Optional Currency Fee and the computation of other amounts due and sums paid to the Banks and the Agent pursuant to this Article II. Except in the case of manifest error in computation, such Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to the Banks and the Agent from the Borrower pursuant to this Article II.

2.16 Fees.

2.16a Agent’s Fee. The Borrower shall pay to the Agent the Agent’s Fee in accordance with the term’s of the Agent’s Letter. Any accrued and unpaid Agent’s Fees under the Original Credit Agreement existing on the Restatement Closing Date shall be due and payable on the Restatement Closing Date.

2.16b Facility Fee. The Borrower shall pay to the Agent, for the benefit of the Banks, (i) on September 30, 2000, and quarterly in arrears thereafter on the last day of each March, June,

September and December prior to the Termination Date, and on the Termination Date, the Facility Fee at the Long Term Facility Fee Rate on the entire amount of the Long Term Revolving Credit Commitment and (ii) on September 30, 2000, and on the last day of each March, June, September and December prior to the Maturity Date and on the Maturity Date, the Facility Fee at the Short Term Facility Fee Rate on the entire amount of the Short Term Revolving Credit Commitment. The first payment hereunder shall be only for the actual number of days elapsed between the Restatement Closing Date and September 30, 2000. Any accrued and unpaid Facility Fees under the Original Credit Agreement existing on the Restatement Closing Date shall be due and payable on the Restatement Closing Date.

2.16c Bid Rate Administration Fee. The Borrower shall pay to the Agent simultaneously with each Bid Rate Loan Request made pursuant to item (i) of Section 2.5d, a Bid Rate Administration Fee. Each Bid Rate Administration Fee shall be for the Agent’s own account. Any accrued and unpaid Bid Rate Administration Fees under the Original Credit Agreement existing on the Restatement Closing Date shall be due and payable on the Restatement Closing Date.

2.16d Letter of Credit Fee and Fronting Fee. The Borrower shall pay to the Agent, from time to time, for the benefit of the Banks, the Letter of Credit Fee as set forth in Section 2.11b. The Borrower shall pay to the Agent, from time to time, for its sole account, the Fronting Fee as set forth in Section 2.11b. Any accrued and unpaid Letter of Credit Fees and Fronting Fees under the Original Credit Agreement existing on the Restatement Closing Date shall be due and payable on the Restatement Closing Date.

2.16e Optional Currency Fee. The Borrower shall pay to the Agent in Dollars for its sole account the customary fees of the Agent then in effect and its administrative expenses payable with respect to Long Term Revolving Credit Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency as the Agent may generally charge or incur in connection with the funding, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Long Term Revolving Credit Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency (the “Optional Currency Fee"). Any accrued and unpaid Optional Currency Fees under the Original Credit Agreement existing on the Restatement Closing Date shall be due and payable on the Restatement Closing Date.

2.17 Currency Repayments. Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if the Borrower defaults in its obligations to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, the Borrower shall make such payment and the Borrower agrees to hold each Bank harmless from and against any loss incurred by any

Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of the Borrower hereunder, the Borrower’s obligations under this Section 2.17 shall survive termination of this Agreement.

2.18 Optional Currency Amounts. Notwithstanding anything contained herein to the contrary, the Agent may, with respect to notices by the Borrower for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Disbursement, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, the Agent shall promptly notify the Borrower and the Banks of such rounded amounts and the Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

2.19 Currency Fluctuations. If on any Computation Date (a) the sum of the Dollar Equivalent amount of the Long Term Revolving Credit Loans denominated in an Optional Currency is greater than $100,000,000, (b) the sum of the Dollar Equivalent amount of the Letters of Credit Outstanding issued in an Optional Currency is greater than $25,000,000 or (c) the sum of the Dollar Equivalent of all Long Term Revolving Credit Loans and all Letters of Credit Outstanding is greater than the Long Term Revolving Credit Commitment, as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same. Within one (1) Business Day after receiving such notice, the Borrower shall pay or prepay (subject to the Borrower’s indemnity obligations under this Agreement) Long Term Revolving Credit Loans denominated in an Optional Currency and Letters of Credit issued in an Optional Currency in amounts such that (x) the sum of the Dollar Equivalent amount of the Long Term Revolving Credit Loans denominated in an Optional Currency shall not exceed $100,000,000, (y) the sum of the Dollar Equivalent amount of the Letters of Credit Outstanding issued in an Optional Currency shall not exceed $25,000,000 and (z) the sum of the Dollar Equivalent of all Long Term Revolving Credit Loans and all Letters of Credit Outstanding does not exceed the Long Term Revolving Credit Commitment, all after giving effect to such payments or prepayments

2.20 Interbank Market Presumption. For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Euro-Rate Option or any Optional Currency Loan, each Bank and the Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Bank’s and the Agent’s determination of amounts payable under, and actions required or authorized by this Agreement shall be calculated, at each Bank’s and the Agent’s option, as though each Bank and the Agent funded each Segment of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

2.21 Taxes.

2.21a No Deductions. All payments made by the Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank organized and existing under the United States or any state thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20a) each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

2.21b Stamp Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

2.21c Indemnification for Taxes Paid by a Bank. The Borrower shall indemnify each Bank for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20c) paid by any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date a Bank makes written demand therefor.

2.21d Certificate. Within 30 days after the date of any payment of any Taxes by the Borrower, the Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by the Borrower, the Borrower shall, if so requested by a Bank, provide a certificate of an officer of the Borrower to that effect.

2.21e Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

2.22 Judgment Currency.

2.22a Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the

Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

2.22b Indemnity in Certain Events. The obligation of the Borrower in respect of any sum due from the Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

ARTICLE III. REPRESENTATIONS AND WARRANTIES.

      To induce the Agent and the Banks to enter into this Agreement and to make the Loans, and to issue, renew or extend the Letters of Credit, herein provided for, the Borrower represents and warrants to the Agent and the Banks that:

3.1 Corporate Existence.

3.1a The Borrower’s Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it is duly qualified and in good standing as a foreign corporation, authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required.

3.1b Subsidiaries’ Corporate Existence. Each Subsidiary, is a corporation, partnership, limited liability company or business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified or licensed as a foreign corporation partnership, limited liability company or business trust authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. All of the issued and outstanding shares of Capital Stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable.

3.2 Corporate Authority. The Borrower is duly authorized to execute and deliver this Agreement and the Notes; all necessary corporate action to authorize the execution and delivery of this Agreement and the Notes has been properly taken; and it is and will continue to be duly authorized to borrow hereunder and to execute and deliver the Notes and to perform all of the other terms and provisions of this Agreement.

3.3 Validity of this Agreement and the Notes. The execution and delivery of this Agreement does not, and the borrowings under this Agreement, the execution and delivery of the Notes with respect thereto, and the performance by the Borrower of its obligations under this

Agreement and the Notes will not contravene any provision of law, of the Borrower’s Restated Certificate of Incorporation or Bylaws, or the provisions of any agreement to which the Borrower is a party or by which the Borrower is bound; this Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and the Notes, when duly executed on behalf of the Borrower and delivered in accordance with this Agreement will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

3.4 Financial Statements. Copies of the Borrower’s consolidated audited financial statements as at December 31, 1999, certified by independent certified public accountants and prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and period, and its unaudited consolidated financial statement as at March 31, 2000, have been furnished to each of the Banks, and each statement presents fairly (a) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the period then ended and (b) transactions in its Consolidated stockholders’ equity accounts, including changes in net unrealized appreciation for the period then ended. There are no material liabilities, direct or indirect, fixed or contingent, of the Borrower or its Subsidiaries as of December 31, 1999 which are not reflected therein or noted thereon. Since December 31, 1999, there has been no material adverse change in the financial condition of the Borrower.

3.5 Litigation; Title to Properties. Except as set forth in Forms 10-K, 10-Q, 8-K or S-4 most recently filed with the SEC and the Disclosure Letter, to the Borrower’s knowledge, after diligent inquiry, there is no litigation or governmental proceedings pending or threatened against the Borrower or any Subsidiary the results of which might materially affect the Borrower’s or such Subsidiary’s financial condition or operations. The Borrower and each Subsidiary has good title to its respective properties and assets except for defects in title which taken as a whole are not material to the Borrower or the Subsidiary. Other than any liability provided for or disclosed in this Section 3.5 or in the financial statements referred to in Section 3.4, neither the Borrower nor any Subsidiary has any material contingent liabilities.

3.6 Encumbrances. None of the assets of the Borrower or any Subsidiary is subject to any Encumbrance, except for (a) current taxes not delinquent and (b) such mortgages, security interests and Encumbrances which are listed on Schedule 3.6 hereto or permitted pursuant to Section 5.3 hereof.

3.7 ERISA Compliance. The Borrower and each ERISA Affiliate is in compliance with the provisions of ERISA relating to minimum funding requirements. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC with respect to any Plan. To the best of the Borrower’s knowledge, all Plans and trusts maintained by the Borrower and its ERISA Affiliates are intended to qualify under Code Section 401(a) and Code Section 501(a) and to the best of the Borrower’s knowledge, no event has occurred which would cause them not to qualify. To the best of the Borrower’s knowledge, all Plans have been maintained in compliance with the requirements of ERISA and the Code.

3.8 Tax Returns and Payments. The Borrower and its Subsidiaries have filed all tax returns required by law to be filed and have paid all taxes, assessments and other governmental charges levied upon the Borrower and its Subsidiaries or any of their respective properties, assets, income or franchises which are due and payable other than (a) those presently payable without penalty or interest or (b) those which are deemed by it to be unlawful or excessive in whole or in part and which are being contested or will be in a timely manner contested in good faith by appropriate proceedings or (c) those which would not, in the aggregate, have a Material Adverse Effect on the financial condition, business operations or assets of the Borrower and its Subsidiaries; and as to which the Borrower or the affected Subsidiary shall have set aside on its books reserves for such claim as are determined to be adequate by application of GAAP consistently applied. The Borrower has disclosed all disputed items on tax returns filed by the Borrower or any of its Subsidiaries which, if settled adversely to the Borrower or the affected Subsidiary, would have a Material Adverse Effect upon the financial condition, business operations or assets of the Borrower and its Subsidiaries. The Internal Revenue Service has examined and settled the Federal income tax liability of the affiliated group of companies, including that of the Borrower and its domestic Subsidiaries, for all taxable years up to and including the taxable year ended December 31, 1995. The charges, accruals and reserves on the books of the affiliated group of companies, including the Borrower and its Subsidiaries, in respect of Federal and state income taxes for all fiscal periods to date are adequate, and the Borrower knows of no unpaid assessments for additional Federal or state income taxes for any such fiscal period or any basis therefor.

3.9 Regulations T, U and X, Ineligible Securities. The Borrower’s execution and delivery of this Agreement and the Notes do not directly or indirectly violate or result in a violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the regulations of such Board of Governors.

3.10 Investment Company Act; Public Utilities Holding Company Act. The Borrower is not an “investment company” as that term is defined in the Investment Company Act of 1940, as amended from time to time. The Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.11 Environmental Matters. To the Borrower’s knowledge, except as set forth in the Forms 10-K, 10-Q, 8-K or S-4 most recently filed by the Borrower with the SEC, the Borrower and its Subsidiaries are in material compliance with all Environmental Laws.

3.12 No Restrictions. Neither the execution and delivery of this Agreement, the Notes and the other Loan Documents to which it is or will become a party, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof or of the Notes, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Borrower or of any law or of any regulation, order, writ, injunction or decree of any court or governmental agency or of any agreement, indenture or other instrument to which the Borrower is a party or by which any of them is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to the terms of any agreement, indenture or other instrument.

3.13 Compliance with Applicable Laws. The Borrower and each Subsidiary, to the best of the Borrower’s knowledge, (i) is not in default with respect to any order, writ, injunction or decree of any court or of any Federal, state, municipal or other Governmental Person; and (ii) is substantially complying with all applicable statutes and regulations of each Governmental Person having jurisdiction over its activities; except for those orders, writs, injunctions, decrees, statutes and regulations, non-compliance with which would not reasonably be likely to have a Material Adverse Effect.

3.14 Governmental Approval. No order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with, any Governmental Person, or exemption by any Governmental Person, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement or the Notes or (ii) the legality, binding effect or enforceability of this Agreement or the Notes.

3.15 No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Restatement Closing Date under the Loan Documents which constitutes an Event of Default. The Borrower is not in violation of (i) any term of its certificate of incorporation, by-laws or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would be reasonably likely to have a Material Adverse Effect.

3.16 Employment Matters. The Borrower and each Subsidiary are in compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all applicable federal, state and local labor and employment laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the several agreements referred to above or current or, to the knowledge of the Borrower, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any Subsidiary which in any case would reasonably be likely to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

3.17 Patents, Trademarks, Copyrights, Licenses, Etc. The Borrower and each other Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower, without known alleged or actual conflict with the rights of others, which conflict would be reasonably likely to result in a Material Adverse Effect.

3.18 Year 2000 Problem. The Borrower and each Subsidiary have reviewed areas within their respective businesses and operations which have been, or could be, adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by the Borrower or its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and after December 31, 1999 (the “Year 2000 Problem”). The Year 2000 Problem has not resulted in, and will not be reasonably likely to result in, a Material Adverse Effect.

3.19 Solvency. On the Restatement Closing Date, and on each date of a Disbursement or the issuance, renewal or extension of a Letter of Credit, the Borrower is, on a Consolidated basis, Solvent.

3.20 Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of the Borrower and each Subsidiary are valid, binding and enforceable upon such Person and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder with respect to the Borrower or Subsidiary party thereto which would be reasonably likely to have a Material Adverse Effect, and there is no default thereunder, to the Borrower’s knowledge, with respect to parties other than the Borrower or Subsidiary party thereto which would be reasonably likely to have a Material Adverse Effect. No contract, lease, agreement or other instrument to which the Borrower or any Subsidiary is a party or is bound and no provision of any applicable Law or governmental regulation would reasonably be expected to have a Material Adverse Effect.

3.21 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Banks by or on behalf of the Borrower pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which materially and adversely affects or in the future may (so far as the Borrower now foresees) materially and adversely affect the business, operations, affairs, condition, prospects, properties or assets of the Borrower or any of its Subsidiaries which has not been set forth in this Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Banks by or on behalf of the Borrower prior to or on the Restatement Closing Date.

ARTICLE IV. AFFIRMATIVE COVENANTS.

      From the Restatement Closing Date and thereafter until the termination of the Long Term Revolving Credit Commitment and the Short Term Revolving Credit Commitment and until the Notes and the other liabilities of the Borrower hereunder are paid in full, the Borrower agrees that:

4.1 Use of Proceeds. Proceeds of the Loans will be used by the Borrower for general corporate purposes, including the repurchase of the Borrower’s Capital Stock; provided, however, the proceeds of Loans may not be used to fund in whole or in part any acquisition of or merger with another Person, which is contested by such Person and which has not been approved by such Person’s board of directors or other governing body; and provided, further, that should all or any part of the Loans be deemed to be a “purpose loan” which is “directly or indirectly secured” (as those terms are defined in Regulation U of the Board of Governors of the Federal Reserve System) by Margin Stock, no proceeds of the Loans may be used for the purchase or carrying of any Margin Stock which would cause the Loans then outstanding to be in violation of Regulation U of the Board of Governors of the Federal Reserve System as the same is now in effect or may hereafter be amended.

4.2 Furnishing Information.

4.2a Quarterly Reports. The Borrower will furnish to each of the Banks, as soon as practicable but in any event within sixty (60) days after the end of each Fiscal Quarter its Form 10-Q filed with the SEC. Each such report shall be certified, subject to ordinary and usual year end adjustments, as true, complete and correct pursuant to a Compliance Certificate substantially in the form of Exhibit “F” hereto.

4.2b Annual Report. The Borrower will furnish to each of the Banks, as soon as practicable but in any event within ninety (90) days after the end of each Fiscal Year, a copy of its Form 10-K filed with the SEC including therein its Consolidated financial statements certified without qualification by a nationally recognized independent public accountant selected by the Borrower. Such annual audited financial statements shall be certified as true, complete and correct pursuant to the Compliance Certificate, substantially in the form of Exhibit “F” hereto.

      In addition, the Borrower will cause to be delivered to each of the Banks a statement by the independent certified public accountants made in connection with the preparation of the annual audited consolidated financial statements of the Borrower and its Subsidiaries stating (i) that the examination has included a review of the terms of the Agreement and the Notes, (ii) whether their examination has disclosed the existence, during the Fiscal Year covered by such financial statements, of any condition or event which constitutes an Event of Default hereunder, or under any of the instruments, as executed, annexed as exhibits hereto, or which, after notice or the lapse of time or both, would constitute an Event of Default, and, if their examination has disclosed such an event or condition, specifying the nature and period of existence thereof, and (iii) that they have examined such Compliance Certificate delivered pursuant to the foregoing paragraph and confirm the computations set forth therein.

4.2c General Information. The Borrower will deliver to the Banks such additional financial statements, reports and other information (which shall include, without limitation, any commercial paper dealer arrangements, any note purchase agreements or private placements or documents equivalent thereto and all regular and periodic reports filed with the SEC) as the Agent shall reasonably request. Borrower shall also deliver to the Agent, within ten (10) days of the receipt of the same, any reports, including management letters, submitted to the Borrower by an independent certified public accountant in connection with any annual, interim or special audit. Further, Borrower will maintain, and will cause its Subsidiaries to maintain, proper books of record and account in accordance with sound accounting practice in which full, true and correct entries shall be made of all of their respective properties and assets and their respective dealings and business affairs. Borrower will permit, and will cause its Subsidiaries to permit, each of the Banks to have access, at any time and from time to time, upon reasonable notice and during normal business hours to visit any of their respective properties, to examine any of their respective books of record and account and such reports and returns as Borrower or any of its Subsidiaries may file with any governmental department or agency, and to discuss any of Borrower’s or any Subsidiary’s affairs and accounts with, and be advised about them by, the officers of Borrower or the Subsidiary as the case may be.

4.3 Preservation of Existence. At its own cost and expense, the Borrower will do, and subject to the provisions of Section 5.4 hereof, the Borrower will cause its Subsidiaries to do, all things necessary to preserve and keep in full force and effect their respective existence and qualification under the laws of the jurisdictions of their respective organization, except that the corporate existence of any Subsidiary may be terminated, or any of its rights or franchises abandoned if, in the good faith judgment of the Board of Directors of the Borrower, such termination or abandonment is in the best interest of the Borrower and is not disadvantageous to the Banks. Further, the Borrower will substantially comply, and will cause each Subsidiary incorporated or formed in the United States of America to substantially comply, with all applicable laws, statutes and regulations of the United States of America and of any state or municipality, or of any agency or department of any of the above in respect of the conduct of their respective businesses. The Borrower will further cause any Subsidiary not incorporated or formed in the United States of America to comply, in all material respects, with all laws, statutes and regulations of the nation in which such Subsidiary is incorporated or formed or any nation which, due to the nature of its business, is subject to the laws of or of any region, state or municipality or of any agency or department of any of the foregoing in respect to the conduct of such Subsidiary’s Business.

4.4 Payment of Taxes and Fees. The Borrower will promptly pay, and discharge, and the Borrower will cause each Subsidiary to promptly pay and discharge, all taxes, assessments and governmental charges and levies upon them or upon any of their respective income, profits or property; provided, however, that, for purposes of this Agreement, the Borrower or the affected Subsidiary shall not be required to pay any tax, assessment, charge or levy (a) which it deems to be unlawful or excessive in whole or in part and the payment of which is being contested, or will be in a timely manner contested, in good faith by appropriate proceedings, and (b) as to which the Borrower or the affected Subsidiary shall have set aside on its books reserves for such claim as are determined to be adequate by the application of generally accepted accounting principles consistently applied.

4.5 Insurance. The Borrower will keep and maintain, and the Borrower will cause each Subsidiary to keep and maintain, insurance with responsible insurance companies, satisfactory to the Agent, on such of their respective properties, in such amounts and against such risks as is customarily maintained by similar businesses similarly situated and owning, leasing or operating similar properties. The Borrower will furnish to the Agent on December 31 of each year during the term hereof a certificate of the Authorized Officer of the Borrower certifying that such insurance is in force, is adequate in nature and amount and complies with the Borrower’s and each Subsidiary’s obligations under this Section 4.5.

4.6 ERISA Reports. The Borrower will (a) notify the Agent as soon as possible, and in any event no later than the date notification is sent to the PBGC, of any Reportable Event and action which is proposed to be taken with respect thereto, (b) send to the Agent, if so requested by the Agent, copies of each annual and other report with respect to each Plan filed with the United States Secretary of Labor or the PBGC, (c) send to the Agent, concurrent with the filing thereof, a copy of any request to United States Secretary of the Treasury for a waiver or variance of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to any Plan, (d) send to the Agent, promptly, but in any event within ten (10) calendar days after the date notification is sent to the PBGC, a copy of any notice of failure to make a required installment or other payment, and (e) send to the Agent promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC (i) to terminate any Plan, (ii) to appoint a trustee to administer any such Plan or (iii) to assess withdrawal liability.

4.7 Environmental Matters. The Borrower shall and the Borrower shall cause each Subsidiary to:

(i) comply in all material respects with all Environmental Laws;

(ii) not place or permit to be placed any Hazardous Substances on any of its business premises except as allowed pursuant to Environmental Law;

(iii) employ appropriate technology as the Borrower determines is reasonably necessary to comply with Environmental Law;

(iv) dispose of any and all Hazardous Substances only at facilities and with carriers that maintain valid permits under applicable Environmental Law;

(v) defend and indemnify the Banks and the Agent and hold the Banks and the Agent harmless from and against all loss, liability, damage and expense, claims, costs, fines, penalties, including any interest, assessments or attorney’s fees, suffered or incurred by the Agent or any Bank, which arise, result from or in any way relate to a breach or violation of any Environmental Law by the Borrower or any Subsidiary or any Person acting for or on behalf of the Borrower or any Subsidiary. The Borrower’s and the Subsidiaries’ obligation hereunder shall survive the termination of this Agreement; and

(vi) provide to the Agent for redistribution to the Banks, notice of: (A) any material reportable Release of Hazardous Substances; (B) any notification that Borrower or any Subsidiary is alleged to be a “potentially responsible party” under any Environmental Law; or (C) with respect to Borrower’s operations, any material noncompliance with the Environmental Law; provided the actions referred to in (A), (B) or (C) immediately above might materially affect the Borrower’s financial condition or operations. Such notice shall be given within a reasonable period after an Authorized Officer receives knowledge of such Release or noncompliance.

4.8 Senior Debt Status. The Bank Indebtedness shall rank at least pari passu in priority of payment with all other Indebtedness of the Borrower, except Indebtedness of the Borrower secured by Encumbrances pursuant to Section 5.3.

4.9 Y2K Preparedness. The Borrower shall cause its Subsidiaries to take all commercially reasonable action necessary and appropriate so that they shall have developed all programs necessary to address, on a timely basis, the Year 2000 Problem as it affects their respective accounting, information services, sales and manufacturing operations.

ARTICLE V. NEGATIVE COVENANTS.

      From the Restatement Closing Date and thereafter until the later of the termination of the Long Term Revolving Credit Commitment, the Short Term Revolving Credit Commitment and the payment in full of the Bank Indebtedness and the other liabilities of the Borrower hereunder, the Borrower agrees that:

5.1 Percentage of Consolidated Indebtedness to Consolidated Capitalization. The Borrower shall not, at any time, allow its Consolidated Indebtedness to be greater than: (a) from the Restatement Closing Date through December 31, 2000, sixty-five percent (65%) of the sum of (i) Consolidated Indebtedness plus (ii) Consolidated Stockholder’s Equity; (b) from January 1, 2001 through December 31, 2002, sixty percent (60%) of the sum of (i) Consolidated Indebtedness plus (ii) Consolidated Stockholder’s Equity and (c) from January 1, 2003 and thereafter, fifty-five percent (55%) of the sum of (i) Consolidated Indebtedness plus (ii) Consolidated Stockholder’s Equity.

5.2 Fixed Charge Coverage Ratio. The Borrower shall not incur or remain liable for Consolidated Indebtedness owing to any Person if (a) the incurrence of such Consolidated Indebtedness (after giving effect thereto) would cause the Borrower to be in violation of any provision of this Agreement or (b) the Borrower’s Consolidated Net Income Available for Fixed Charges for the period of the four (4) Fiscal Quarters immediately preceding the Date of Determination is equal to or less than two hundred percent (200%) of all Fixed Charges payable, in respect of such period.

5.3 Creation of Encumbrances. The Borrower shall not create, assume, incur or suffer to exist, nor will the Borrower allow any Subsidiary to create, assume, incur or suffer to exist, any Encumbrance upon any of their respective properties, whether now owned or hereafter acquired, nor acquire nor agree to acquire any kind of property subject to an Encumbrance; provided, however, that the foregoing restrictions shall not prevent the Borrower or any of its Subsidiaries from creating, assuming, incurring or suffering to exist Encumbrances, including but not limited to the Encumbrances set forth on Schedule 3.6 hereto, which secure Indebtedness or obligations which do not exceed, in the aggregate, at any one time outstanding, twenty percent (20%) of the Borrower’s Consolidated Total Assets.

5.4 Limitation on Mergers. The Borrower will not, nor will the Borrower allow any Subsidiary to, directly or indirectly, sell, lease or otherwise dispose of all or substantially all of its properties or assets, or consolidate with, or merge into any other entity or permit any entity to merge into it; provided however,

(i) any Subsidiary may sell or otherwise transfer its assets to the Borrower or to a Subsidiary;

(ii) any Subsidiary may merge into or consolidate with the Borrower or any other Subsidiary so long as the affected Borrower or other Subsidiary is the surviving entity; or

(iii) the Borrower may be consolidated with any other corporation, or permit any other corporation to be merged into the Borrower, if

(A) the surviving corporation shall be the Borrower and immediately after such consolidation or merger a majority of the Borrower’s properties and assets will be located, and a majority of its business will be conducted, in North America, and

(B) immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default.

      In addition, the Borrower will not, nor will the Borrower allow any of its Subsidiaries to acquire all or a substantial part of the assets or Capital Stock of any other entity if, after giving effect to such acquisition, a condition or event shall exist which constitutes an Event of Default or which, after the giving of notice or the lapse of time or both, would constitute an Event of Default.

ARTICLE VI. CONDITIONS PRECEDENT.

6.1 All Disbursements. In addition to the satisfaction of the conditions precedent set forth in Section 6.2, the obligation of each Bank to make each Disbursement under its Long Term Revolving Credit Commitment or its Short Term Revolving Credit Commitment and the obligation of the Agent to issue, renew or extend Letters of Credit is subject to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of each of the following conditions precedent:

(i) Receipt by the Agent of a Request for a Disbursement or an application for the issuance, renewal or extension of a Letter of Credit, as the case may be;

(ii) The fact that, at the time of each Disbursement or issuance, renewal or extension of a Letter of Credit, as the case may be, no Event of Default and no event which, with the giving of notice or lapse of time or both would become such an Event of Default, shall have occurred and be continuing;

(iii) The fact that, at the time of each Disbursement or issuance, renewal or extension of a Letter of Credit, as the case may be, the Borrower is in compliance with each of the financial covenants set forth in Sections 5.1 and 5.2 then applicable; and

(iv) The fact that at the time of each Disbursement or issuance, renewal or extension of a Letter of Credit, as the case may be, the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such Disbursement or such issuance, renewal or extension of a Letter of Credit, as the case may be.

Each borrowing by the Borrower and each issuance, renewal or extension of a Letter of Credit hereunder shall be deemed to be, as of the date of such borrowing or such issuance, renewal or extension of a Letter of Credit, as the case may be, a representation and warranty by the Borrower as to the facts specified in items (ii), (iii) and (iv) of this Section 6.1.

6.2 Conditions Precedent for Closing. The obligation of each Bank to accept delivery of the Notes is subject to the satisfaction of each of the following conditions precedent:

(i) Agreement. Receipt by the Agent for redelivery to the Banks of fully executed counterpart originals of this Agreement.

(ii) Long Term Revolving Credit Notes. Receipt by the Agent for redelivery to the Banks of a fully executed Long Term Revolving Credit Note made payable to each Bank.

(iii) Short Term Revolving Credit Notes. Receipt by the Agent for redelivery to the Banks of a fully executed Short Term Revolving Credit Note made payable to each Bank.

(iv) Bid Rate Notes. Receipt by the Agent for redelivery to the Banks of fully executed Bid Rate Notes made payable to each Bank.

(v) Swingline Note. Receipt by the Agent of the fully executed Swingline Note made payable to PNC Bank, National Association.

(vi) Closing Fee. Receipt by the Agent of the closing fee due each Bank in an amount equal to five (5) basis points multiplied by the Bank’s Long Term Revolving Credit Commitment.

(vii) Payment to Banks. Payment to the Agent for the benefit of the applicable parties of all accrued and unpaid fees, if any, under the Original Credit Agreement.

(viii) Closing Certificate. The Borrower shall have delivered to the Agent for redelivery to each Bank a certificate stating (a) the representations and warranties made by the Borrower are true and correct on the Restatement Closing Date, (b) that as of the Restatement Closing Date the Borrower is in compliance with the covenants set forth in

Articles IV and V hereof, and (c) as of the Restatement Closing Date no Event of Default or no event which, with the giving of notice or passage of time would become an Event of Default, has occurred and is continuing.

(ix) Material Adverse Effect. No event has occurred to the Borrower which would reasonably be likely to have a Material Adverse Effect on the Borrower.

(x) Material Litigation. Except for those matters previously disclosed to the Agent and the Banks pursuant to Section 3.5, no action or proceeding has been instituted before any Governmental Person which, if adversely determined, would reasonably be likely to have a Material Adverse Effect on the Borrower.

(xi) Insurance. Receipt by the Agent of evidence that the Borrower’s insurance coverage, as required by Section 4.5, is in effect.

(xii) Borrower’s Resolutions. The Borrower shall have delivered to the Agent for redelivery to each Bank a copy, duly certified as of the Restatement Closing Date by the secretary or assistant secretary of the Borrower, of (a) the organizational documents of the Borrower, (b) the Bylaws of the Borrower, (c) the resolutions of the Borrower’s Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Agreement and the Notes, (c) all documents evidencing other necessary corporate action and (e) all approvals or consents, if any, with respect to this Agreement and the Notes.

(xiii) Borrower’s Incumbency Certificate. The Borrower shall have delivered to the Agent for redelivery to each Bank a certificate of its secretary or assistant secretary, certifying the names and offices of the officers of the Borrower authorized to sign this Agreement, the Notes and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

(xiv) Disclosure Letter. The Borrower shall have delivered to the Agent for redelivery to each Bank an executed copy of the Disclosure Letter.

(xv) Opinion of Counsel. The Borrower shall have delivered to the Agent for redelivery to each of the Banks the favorable opinion of Richard D. Teeple, Esquire, General Counsel of the Borrower (a) as to the action which has been taken to authorize the making and performance by the Borrower of this Agreement and the Notes issued under this Agreement, (b) as to the due authorization, execution, delivery and validity of this Agreement and the Notes to be issued under this Agreement and (c) as to such other matters as the Agent may reasonably require substantially in the form of Exhibit “G” hereto.

ARTICLE VII.EVENTS OF DEFAULT.

7.1 Immediate Defaults. If one or more of the following Events of Default occur:

7.1a Insolvency.

(i) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower or any Subsidiary in an involuntary case under federal or foreign bankruptcy laws, or any other similar applicable federal, state, or foreign law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or the affected Subsidiary or for a substantial part of its property, or for the winding up or liquidation of its affairs, and such shall result in the entry of an order for relief or remain undismissed or unstayed and in effect for a period of sixty (60) days; or

(ii) Voluntary Proceedings. The Borrower or any Subsidiary shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under federal or foreign bankruptcy laws, or any other similar applicable federal, state or foreign law now or hereinafter in effect, or shall consent or acquiesce in or to the filing of any such petition or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or action shall be taken by the Borrower or any Subsidiary in furtherance of any of the aforesaid purposes; or

7.1b Dissolution. Except as permitted by Section 5.4 hereof, the existence of the Borrower or any Subsidiary is terminated;

then, upon the happening of an event described in this Section 7.1, the Long Term Revolving Credit Commitment and the Short Term Revolving Credit Commitment shall immediately terminate and all Notes then outstanding and all Letters of Credit Outstanding shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and the Agent shall not be under any obligation to issue or amend a Letter of Credit; further during the sixty (60) day period referred to in Section 7.1a (i) the Banks shall be under no obligations to make Loans and the Agent shall be under no obligation to issue or amend a Letter of Credit. The Agent shall promptly advise the Borrower, and each of the Banks, of the occurrence, and the consequences, of the Event of Default; provided, however, that failure to give notice to the Borrower shall not impair the effect of such Event of Default.

7.2 Defaults at Option of Banks. If one or more of the following Events of Default occur:

7.2a Payment. Default in the payment of (i) principal of or interest on any Note, and continuance thereof for five (5) days, or (ii) any Facility Fee, any Bid Rate Administrative Fee, any Letter of Credit Fee, any Fronting Fee, any Optional Currency Fee or any Agent’s Fee and continuance thereof for ten (10) days; or

7.2b Agreements. Default in the performance of any of the Borrower’s agreements (including but not limited to those set forth in Articles IV and V hereof) herein set forth (and not constituting an Event of Default under any of the preceding subsections of this Article VII) and continuance of such default for thirty (30) days after notice thereof to the Borrower from the Agent or any Bank; or

7.2c Other Indebtedness. Default by the Borrower in the payment when due, of any obligation in an amount in excess of $10,000,000 for money borrowed or guaranteed, (whether by acceleration or otherwise) or default by the Borrower in the performance of any agreement under which any such obligation is created if the effect of such default is to cause such obligation to become, or to permit the holder or holders of such obligations to declare such obligation, due prior to its expressed maturity; or

7.2d Misrepresentation. Any representation or warranty made by the Borrower herein is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by the Borrower or on behalf of the Borrower to the Agent or the Banks is untrue in any material respect on the dates as of which the facts set forth are stated or certified; or

7.2e Monetary Judgments. A final uninsured judgment which, with other outstanding final judgments against the Borrower and its Subsidiaries, exceeds the aggregate amount of $10,000,000 shall be rendered against the Borrower or any Subsidiary and if, within sixty (60) days after entry thereof, such judgment shall not have been vacated or discharged, written agreement shall not have been reached with the plaintiff in such action providing for the payment of any monetary award set forth in such judgment, or execution thereof shall not have been stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged or a written agreement shall not have been reached with the plaintiff in such action providing for the payment of any monetary award set forth in such judgment; or

7.2f Litigation. Notice is given to the Borrower by the Agent or any Bank that, in the opinion of the Agent or such Bank, any litigation or governmental proceeding which has been instituted against the Borrower or any Subsidiary will reasonably be likely to have a Material Adverse Effect, and within thirty (30) days after such notice (i) such litigation or proceeding is not dismissed or (ii) an opinion of the Borrower’s or the affected Subsidiary’s trial counsel shall not have been received by each Bank, in form and substance satisfactory to each Bank, that the Borrower or the affected Subsidiary has a meritorious position and will ultimately prevail in the proceedings; or

7.2g Change of Control. Any Person or group of Persons (within the meaning of Sections 13(d) or 14(d)(2) of the Securities and Exchange Act of 1934), other than the then current officers or directors of the Borrower or an underwriter which obtains such ownership as a result of effecting a firm commitment underwriting of a secondary offering of the Borrower’s voting stock on behalf of such officers or directors, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of twenty percent (20%) or more of the voting stock of the Borrower;

then, if any such event described in this Section 7.2 shall be continuing, the Agent may, and upon request of the Required Banks will, declare the Long Term Revolving Credit Commitment and the Short Term Revolving Credit Commitment to be terminated and all Notes then outstanding and all Letters of Credit Outstanding to be due and payable, whereupon the Long Term Revolving Credit Commitment and the Short Term Revolving Credit Commitment shall immediately terminate, the Agent shall not be under any obligation to issue or amend a Letter of Credit, and all then outstanding Notes, Letters of Credit Outstanding and Participation Advances shall become immediately due and payable, all without presentment, demand, protest or further notice of any kind, all of which are hereby waived.

7.3 Remedies upon Default. In case any one or more Events of Default shall occur and be continuing, the Agent on behalf of the Banks may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein in the Notes held by it or in any Letter of Credit, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. No right, power or remedy conferred by this Agreement or by any Note upon any Bank shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

7.4 Cash Collateral. Upon the occurrence of any Event of Default described in Section 7.1 or upon the declaration by the Required Banks of any other Event of Default and the termination of the Long Term Revolving Credit Commitment, the obligation of the Agent to issue or amend Letters of Credit shall terminate, and an amount equal to the maximum amount which may at any time be drawn under the Letters of Credit then outstanding (whether or not any beneficiary of such Letters of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower; provided that the foregoing shall not affect in any way the obligations of the Banks to purchase from the Agent participations in the unreimbursed amount of any drawings under the Letters of Credit issued by it as provided in Section 2.11d. So long as the Letters of Credit shall remain outstanding, any amounts declared due pursuant to this Section 7.4 with respect to the outstanding Letters of Credit when received by the Agent shall be deposited and held by the Agent in an interest bearing account denominated in the name of the Agent for the benefit of the Agent and the Banks over which the Agent shall have sole dominion and control of withdrawals (the “Cash Collateral Account”) as cash collateral for the obligation of the Borrower to reimburse the Agent in the event of any drawing under the Letters of Credit and upon any drawing under such Letters of Credit in respect of which the Agent has deposited in the Cash Collateral Account any amounts declared due pursuant to this Section 7.4, the Agent shall apply such amounts held by the Agent to reimburse the Agent for the amount of such drawing. In the event that any Letter of Credit in respect of which the Agent has deposited in the Cash Collateral Account any amounts described above is cancelled or expires or in the event of any reduction in the maximum amount available at any time for drawing under any of the Letters of Credit outstanding, the Agent shall apply the amount then in the Cash Collateral Account designated to reimburse the Agent for any drawings under the Letters of Credit issued by it less the maximum amount available at any time for drawing under the Letters of Credit remaining outstanding immediately after such cancellation, expiration or reduction, if any, to the payment in full of the outstanding Bank Indebtedness, and second, to the payment of any excess, to the Borrower.

ARTICLE VIII. AGENT.

8.1 Appointment and Grant of Authority. The Banks hereby appoint PNC Bank, National Association, and PNC Bank, National Association hereby agrees to act, as the Agent under this Agreement. The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof, together with such other powers as are incidental thereto.

8.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any of its Subsidiaries. The Agent shall use its best efforts to relay to each Bank any information pertaining to the Borrower or its Subsidiaries which comes into the possession of the Agent’s Corporate Banking Division; provided however, that except for notices, reports and other documents and information expressly required to be furnished to each Bank by the Agent hereunder, the Agent, in the absence of negligence or willful misconduct, shall not be liable to any Bank for its failure to relay or furnish to any Bank any information.

8.3 Responsibility of the Agent and Other Matters.

8.3a Ministerial Nature of Duties. As between the Banks and itself, the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Article VIII. The duties of the Agent shall be ministerial and administrative in nature.

8.3b Limitation of Liability. As between the Banks and itself, neither the Agent nor any of its directors, officers, employees or agents shall be liable, except for negligence or willful misconduct, for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement or any other instrument or document in connection herewith. Without limiting the foregoing, neither the Agent nor any of its directors, officers, employees or agents shall be responsible for, or have any duty to examine (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (A) this Agreement or the Notes or (B) any document or instrument furnished pursuant to or in connection with this Agreement or the Notes, (ii) the collectibility of any amounts owed by the Borrower, (iii) the truthfulness of any recitals or statements or representations or warranties made to the Agent in connection with this Agreement or the Notes, (iv) any failure of any party to this Agreement to receive any communication sent, including any telegram, telex, teletype, facsimile transmission, bank wire, cable, radiogram or telephone message sent or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (v) the assets or liabilities or financial condition or results of operations or business or credit worthiness of the Borrower.

8.3c Reliance. The Agent shall be entitled to act, and shall be fully protected in acting upon, any telegram, telex, telecopy, bank wire or cable or any writing, application, notice, report, statement, certificate, resolution, request, order, consent, letter or other instrument or paper or communication believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper Person. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the part of the Borrower.

8.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting, under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing or by telegraph from the appropriate number of Banks, as the case may be.

8.5 Action in Event of Default. If an Event of Default has occurred, the Banks shall immediately consult with one another in an attempt to agree upon a mutually acceptable course of conduct. Failing unanimous agreement upon a course of conduct and if the appropriate number of Banks wish to declare an Event of Default or exercise their rights hereunder, the Agent will exercise the rights of the Banks hereunder as directed by the appropriate number of Banks.

8.6 Indemnification. To the extent the Borrower does not reimburse and save harmless the Agent according to the terms hereof for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements, shall be borne by the Banks on a Pro Rata basis. Each Bank hereby agrees on such basis (a) to reimburse Agent for all such costs, expenses and disbursements on request and (b) to the extent of each such Bank’s pro rata share, to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual negligence or willful misconduct on the part of the

Agent, arising out of or in connection with this Agreement or the Notes or any agreement, instrument or document in connection herewith or therewith, or any request of the Banks. Such indemnification of the Agent shall include, without limitation, reimbursement for the costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the taking of any action under or in connection with this Agreement or the Notes.

8.7 Agent’s Rights as a Bank. With respect to (a) the commitment of the Agent as a Bank hereunder and any Loans of the Agent under this Agreement, (b) any Note and any interest of the Agent in any Note, (c) any amount due the Agent pursuant to Article II hereof not evidenced by a Note and (d) other amounts due the Agent hereunder, the Agent shall have the same rights and powers under this Agreement and any such Note as any other Bank and may exercise the same as though it were not the Agent. The Agent may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower and any of its Subsidiaries as if it were not the Agent.

8.8 Loan Advances.

8.8a Loan Advances by Agent Pursuant to the Agreement. Except as otherwise provided in Section 8.8b hereof, unless the officers of the Agent responsible for administering this Agreement shall have been notified in writing by a Bank prior to the date of any Disbursement that such Bank will not make the amount which would constitute its Pro Rata share of the Disbursement available to the Agent on the date of such Disbursement, the Agent may (but shall not be required to) assume that such Bank has made such amount available to the Agent in the applicable currency on the date of such advance and the Agent, in reliance upon such assumption, may make available to the Borrower a corresponding amount in the applicable currency. If such Pro Rata share is made available to the Agent on a date after the date of such Disbursement, such Bank shall pay to the Agent on demand an amount in the applicable currency equal to the product of (i) during each day included in the period referred to in (iii) below, (a) for each Dollar funded Loan, the Federal Funds Effective Rate or (b) for each Optional Currency funded Loan, the Euro-Rate, during each day included in such period, multiplied by (ii) the amount of such Bank’s Pro Rata share of such Disbursement, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including the date of such Disbursement to the date on which such Pro Rata share of such Disbursement shall become immediately available to the Agent and the denominator of which is 360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this Section 8.8a shall be prima facie evidence as to the amount owed by such Bank to the Agent. If such Bank’s Pro Rata share is not in fact made available to the Agent by such Bank within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to the Base Rate Option during such period, on demand, from such Bank.

8.8b Bid Rate Loans. Unless the officers of the Agent responsible for administering this Agreement shall have been notified by any Bank making a Bid Rate Loan pursuant to Section 2.5 hereof that such Bank will not make the amount of such Bid Rate Loan available to the Agent prior to 3:00 p.m. (Pittsburgh, Pennsylvania time) on the date of such Bid Rate Loan, the Agent may (but shall not be required to) assume that such Bank has made such amount available to the Agent prior to such time on the date of such Bid Rate Loan and the Agent, in reliance upon such assumption, may make available to the Borrower a corresponding amount. If such Bid Rate Loan amount is made available to the Agent on a date after the date of such Bid Rate Loan, such Bank shall pay to the Agent on demand an amount equal to the product of (i) during each day included in the period referred to in item (iii) below, the sum of (a) the Federal Funds Effective Rate during each day included in such period plus (b) one hundred (100) basis points (1.0%) multiplied by (ii) the amount of the Bid Rate Loan advanced, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including the date of such Bid Rate Loan to the date on which the corresponding amount shall become immediately available to the Agent and the denominator of which is 360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this Subsection 8.8b shall be prima facie evidence as to the amount owed by such Bank to the Agent. If such amount is not in fact made available to the Agent by such Bank within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to the Base Rate Option plus one hundred (100) basis points (1.0%) during such period, on demand, from such Bank.

8.9 Payment to Banks. Upon receipt by the Agent of any payment from the Borrower in respect of such Banks’ obligations, the Agent shall promptly deliver to each Bank its Pro Rata share of such payment. When possible, such delivery shall be accomplished in such a manner so as to allow each Bank to receive its Pro Rata share of such payment in immediately available funds on the same day that the funds representing payment due from the Borrower are collected funds in the possession of the Agent. It is understood that the Borrower has no obligation to the Banks to ensure that the Agent forwards to each Bank its Pro Rata share of any such payment.

8.10 Notice of Event of Default. Each Bank shall use its best efforts to notify immediately in writing the other Banks of any Event of Default of which it becomes aware.

8.11 Equalization of Banks. The Banks agree among themselves that, with respect to all amounts received by any Bank for application on any obligation hereunder, or on the Notes (excluding any payments on Bid Rate Notes), equitable adjustment will be made in the manner stated in the next succeeding sentence so that, in effect, all such amounts will be shared pro rata among the Banks, whether received by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action or from any other non-pro rata source. Any Bank receiving any such amount shall purchase for cash from the other Banks an interest in their Long Term Revolving Credit Notes and Short Term Revolving Credit Notes in such amount as shall result in a pro rata participation by each of the Banks in the aggregate unpaid amount of all outstanding Notes then held by the Banks; provided that if all or any portion of such amount is hereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery without interest except as required by law or by any judgment or settlement relating to such recovery.

8.12 Successor Agent. The Agent may resign upon sixty (60) days’ prior notice to the Banks and the Borrower. If such notice shall be given, the Agent shall use reasonable commercial efforts during such sixty (60) day period to procure a successor satisfactory to the Banks and reasonably satisfactory the Borrower to serve as agent hereunder and under the Notes. If at the end of such sixty (60) day period, the Agent shall be unable to procure such a successor, the Banks shall appoint from among the Banks a successor agent for the Banks. Any such successor agent shall succeed to the rights, powers and duties of the Agent. Upon the appointment of such successor agent or upon the expiration of such sixty (60) day period (or any longer period to which the Agent has agreed), the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, the retiring Agent shall continue to hold as custodian any collateral in its possession until such time as it can deliver such collateral to the successor agent. After any retiring Agent’s resignation hereunder, the provisions of this Article VIII shall inure to the benefit of such retiring Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE IX. GENERAL PROVISIONS.

9.1 Waiver of Rights of Set-Off. Except for the Cash Collateral Account, the Banks waive any and all rights of banker’s lien, counterclaim and recoupment and any and all right to set-off against the unpaid balance of the Notes or any participation therein as to any debt owing to the Borrower by the Banks, including, without limitation, any funds in any deposit account (general or special) maintained by the Borrower with the Banks.

9.2 Amendments. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure therefrom by the Borrower shall be effective unless the same shall be in writing and signed by the Borrower, the Agent and the Required Banks, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent, unless in writing and signed by the Agent and all of the Banks, shall do any of the following: (a) increase the Long Term Revolving Credit Commitment of any Bank or the maximum aggregate principal amount of the Long Term Revolving Credit Notes, (b) increase the Short Term Revolving Credit Commitment of any Bank or the maximum aggregate principal amount of the Short Term Revolving Credit Notes, (c) reduce the principal of, alter the formulas for calculating interest on, the Notes or reduce any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, any Facility Fee, any Letter of Credit Fee, any Fronting Fee, any Optional Currency Fee, the Agent’s Fee, the Bid Rate Administration Fee, or any of the obligations of the Borrower set forth in Article II, (e) amend the definition of Required Banks, (f) amend this Section 9.2 or (g) amend any section hereof which by its terms requires consent of all of the Banks. No amendment modification or waiver which would adversely affect the interest rights or obligation of the Agent shall be made without the consent of the Agent. In the case of any waiver or consent relating to any provision of this Agreement, the parties shall be restored to their former positions and rights hereunder (unless otherwise expressly set forth therein), and the Event of Default so waived or consented to shall be deemed to be cured and not continuing; but no such waiver or consent shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

9.3 No Implied Waiver; Cumulative Remedies.

9.3a No Implied Waiver. No delay on the part of Agent or any Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right.

9.3b Cumulative Remedies. No delay or failure of the Agent or the Banks in exercising any right, power or remedy under this Agreement shall operate as a waiver hereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Agent or the Banks would otherwise have.

9.4 Certain Taxes. The Borrower agrees to pay, and save the Agent and the Banks harmless from, all liability for any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, the Long Term Revolving Credit Notes, the Short Term Revolving Credit Notes, the Bid Rate Notes, the Letters of Credit or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, which obligation shall survive the termination of this Agreement.

9.5 Notices.

      Any notice, request, demand, direction or other communication (for purposes of this Section 9.5 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 9.5) in accordance with this Section 9.5. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective signatures hereto on or to an assignment and assumption executed by such Bank or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 9.5. Any Notice shall be effective:

      (i) In the case of hand-delivery, when delivered;

      (ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, certified or registered mail postage prepaid, return receipt requested;

      (iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received before the close of business on such next Business Day);

      (iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machines telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

      (v) In the case of electronic transmission, when actually received;

      (vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 9.5; and

      (vii) If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to the Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

9.6 Costs. The Borrower will pay all reasonable out-of-pocket costs and expenses of (i) the Agent (including without limitation the reasonable fees and disbursements of the Agent and the Agent’s special counsel) in connection with the preparation, of the Loan Documents and waivers or amendments thereto and (ii) the Agent and the Banks and their respective counsel in connection with the enforcement of the Loan Documents.

9.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.8 Covenants to Survival. Until payment in full of the Bank Indebtedness and the termination of the Long Term Revolving Credit Commitment and the Short Term Revolving Credit Commitment and the expiration or cancellation of all Letters of Credit, all representations, warranties, covenants and agreements of the Borrower contained herein or made in writing in connection herewith shall survive the advances of money made by the Banks to the Borrower hereunder and the delivery of the Long Term Revolving Credit Notes, the Short Term Revolving Credit Notes, the Bid Rate Notes or the Letters of Credit and all such representations, warranties, covenants and agreements shall inure to the benefit of the successors and assigns of the Banks and the Agent, whether or not so expressed.

9.9 Investment. Each Bank represents that it is the present intention of such Bank to acquire each Note made to its order for its own account for the purpose of investment and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Bank remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the Loans as commercial lending transactions.

9.10 Holiday Payments. If any payments to be made by the Borrower hereunder shall become due on a date not a Business Day, such payments shall be made on the next succeeding

Business Day and such extension of time shall be included in computing any interest in respect of such payment.

9.11 Governing Law. This Agreement, each Long Term Revolving Credit Note, each Short Term Revolving Credit Note and each Bid Rate Note shall each be a contract made under and governed by the laws of the Commonwealth of Pennsylvania.

9.12 Successors, Assigns and Participations.

9.12a Successors and Assigns.

      (i) This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks and the Agent. The foregoing sentence notwithstanding, the Borrower may not, without the consent of all of the Banks, nor shall any Bank without the consent of the Borrower and the Agent, such consent not to be unreasonably withheld, assign or transfer its rights or duties hereunder; provided however that at any time that an Event of Default exists the Borrower’s consent to any assignment by a Bank of its rights and duties hereunder shall not be required. Further, no consent shall be required for assignments to the Federal Reserve Bank of New York or for assignments described in Section 9.12(a) (ii). Each assignment by a Bank (A) shall be in a minimum amount of $5,000,000; and (B) shall be evidenced in a manner in form and substance reasonably satisfactory to the Agent. The Agent shall be entitled to receive, from the assigning Bank, a fee of $3,500.00 at the time of each assignment for processing such assignment.

      (ii) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding Person (an “SPC”) the option to fund all or any part of any Loan that such Granting Bank would otherwise be obligated to fund pursuant to this Agreement; provided, however, that (A) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (B) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Bank shall be obligated to fund such Loan pursuant to the terms hereof; and, provided, further, (A) all credit decisions relating to any such funding by the SPC shall be made by the Granting Bank for and on behalf of the SPC, (B) the SPC shall have no voting rights under any of the Loan Documents, and (C) except for the payment of principal, interest and fees, if any, the Agent shall be entitled to treat the Granting Bank as the Bank for all purposes hereunder as if the SPC had made no funding of any Loan. The funding of a Loan by an SPC hereunder shall utilize the Long Term Revolving Credit Commitment or the Short Term Revolving Credit Commitment of the Granting Bank to the same extent, and as if, such Loan were funded by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent, the Granting Bank provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This Section may not be amended without the prior written consent of each Granting Bank, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

9.12b Participations. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Participants participating interests in any Long Term Revolving Credit Loan, Short Term Revolving Credit Loan, Bid Rate Loan or Letter of Credit owing to such Bank, the interest of such Bank in any Long Term Revolving Credit Note, Short Term Revolving Credit Note, Bid Rate Note or Letter of Credit of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Long Term Revolving Credit Note, Short Term Revolving Credit Note, Bid Rate Note or Letter of Credit for all purposes under this Agreement (including voting rights hereunder), and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. As between any Bank and its Participant, the Participant’s ability to direct such Bank to vote shall be limited to (i) an increase in the Long Term Revolving Credit Commitment or Short Term Revolving Credit Commitment, (ii) a reduction in the interest rate or fees due the Banks, and (ii) a postponement of the scheduled payments of principal or interest.

9.13 Counterparts. This Agreement may be executed in as many identical counterparts as shall be convenient and by the different parties hereto on separate counterparts. This Agreement shall become binding when each of the Agent, the Banks and the Borrower has executed at least one counterpart. Immediately after the execution of counterparts and solely for the convenience of the parties hereto, the Agent, the Borrower and the Banks will execute sufficient counterparts so that the Borrower shall have counterparts executed by each of the Banks and the Agent and the Banks shall have counterparts executed by the Agent, the Borrower and the Banks. All counterparts shall constitute but one and the same instrument.

9.14 Funding by Branch, Subsidiary or Affiliate.

      (a) Notional Funding. Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 9.14 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan in Dollars or in any Optional Currency to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment was then due from the Borrower to such other office) and as a result of such change the Borrower would not be under any greater financial obligation than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to the Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

      (b) Actual Funding. Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 9.14(b). If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, provided that in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank which would otherwise not be incurred.

9.15 Tax Withholding Forms. Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of the Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each assignee or participant shall deliver such form or certificate on or before the effective date of such assignment or participation. Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

9.16 Amendment and Restatement of Original Credit Agreement. This Agreement is intended to amend and restate the provisions of the Original Credit Agreement and, as of the Restatement Closing Date, except as expressly modified herein: (a) all of the terms and provisions of the Original Credit Agreement shall continue to apply for the period prior to the Restatement Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to Agent or any Bank, and (b) the Bank Indebtedness (as defined in the Original Credit Agreement) under the Original Credit Agreement shall continue to be paid or prepaid in accordance with the Original Credit Agreement on or prior to the Restatement Closing Date and shall from and after the Restatement Closing Date continue to be owing and be subject to the terms of this Agreement. All references in any or all of the Loan Documents to the Original Credit Agreement shall be deemed to be a reference to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, and such Loan Documents are hereby amended to reflect such reference. Bank Indebtedness (as defined in the Original Credit Agreement) shall be governed by this Agreement from and after the Restatement Closing Date. On the Restatement Closing Date, the Existing Banks shall deliver to the Agent all existing Long Term Revolving Credit Notes, Short Term Revolving Credit Notes and Bid Rate Notes and shall authorize the Agent to mark such notes as “paid by substitution”. Upon receipt of all existing Long Term Revolving Credit Notes, Short Term Revolving Credit Notes and Bid Rate Notes, the Agent shall mark such notes as “paid by substitution” and shall deliver them to the Borrower. The Borrower, in accordance with Section 6.2 hereof, shall, on the Restatement Closing Date, deliver to the Agent new fully executed Long Term Revolving Credit Notes, Short Term Revolving Credit Notes and Bid Rate Notes.

9.17 Joinder to Agreement; Assignment of Interests under the Original Credit Agreement. (a) By executing and delivering this Agreement, each of Fifth Third Bank, Northwestern Ohio, N.A., and SunTrust Bank (each a “Joining Bank”) hereby agrees to be bound by the terms and conditions of the Original Credit Agreement, as amended hereby. Each Joining Bank hereby acknowledges and agrees that each of its Long Term Revolving Credit Commitment, Short Term Revolving Credit Commitment and Pro Rata share is set forth opposite its signature to this Agreement.

      (b) By executing and delivering this Agreement, the Borrower, the Agent and the Existing Banks consent to the joinder of each of the Joining Banks as a party to this Agreement as a lender and each of the Joining Banks shall have the full benefits of this Agreement. On and after the Restatement Closing Date, the term “Bank” shall include each of the Joining Banks and their successors and assigns.

      (c) On and as of the Restatement Closing Date, each of the Existing Banks (on a pro rata basis) hereby agrees to sell without recourse, and each of the Joining Banks hereby agrees to purchase without recourse, such an interest in the outstanding Long Term Revolving Credit Loans, outstanding Short Term Revolving Credit Loans and the Commitments (as such terms are defined in the Original Credit Agreement) as is required to give each of the Joining Banks its Pro Rata share of the Long Term Revolving Credit Loans, Short Term Revolving Credit Loans and the Commitments existing on or as of the opening of business on the Restatement Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST/WITNESS:	COOPER TIRE & RUBBER COMPANY

____________________________ Name:_______________________ Title:________________________	By ___________________________ Name:_________________________ Title:__________________________

By ___________________________ Name:_________________________ Title:__________________________

PNC BANK, NATIONAL ASSOCIATION as Agent

By ___________________________ Name:_________________________ Title:__________________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term	NATIONAL CITY BANK
Revolving Credit Commitment
$27,857,142.86

Long Term Revolving Credit Commitment Percentage	By:_______________________
18.5714285714%	Name: Terri L. Cable
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Senior Vice President

$37,142,857.14

Short Term Revolving Credit Commitment Percentage

18.5714285714%

Address for notice purposes:

National City Bank

1900 East Ninth Street, 7th Floor LOC 2077

Cleveland, OH 44114

Attention:	Terri L. Cable

Title:	Senior Vice President

Telephone:	(216) 575-3354

Facsimile:	(216) 222-0003

Address for Euro-Rate Funding if different from above:

National City Bank

1900 East Ninth Street, 7th Floor LOC 2077

Cleveland, OH 44114

Attention:	Terri L. Cable

Title:	Senior Vice President

Telephone:	(216) 575-3354

Facsimile:	(216) 222-0003

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	BANK ONE, MICHIGAN
Credit Commitment
$19,285,714.29

Long Term Revolving Credit Commitment Percentage	By:_______________________

12.8571428571%	Name: William C. Goodhue
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Managing Director

$25,714,285.71

Short Term Revolving Credit Commitment Percentage

12.8571428571%

Address for notice purposes:

Bank One, Michigan
611 Woodward Avenue
Detroit, MI 48226
Attention:	William C. Goodhue
Title:	Managing Director
Telephone:	(313) 225-2227
Facsimile:	(313) 226-0855

Address for Euro-Rate Funding if different from above:

______________________________ ______________________________ ______________________________ Telephone:_____________________ Facsimile:______________________ Telex:_________________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term	PNC BANK, NATIONAL ASSOCIATION
Revolving Credit Commitment
$32,142,857.13

Long Term Revolving Credit Commitment	By:_______________________

Percentage	Name: Joseph G. Moran

21.4285714286%	Title: Vice President

Maximum Dollar Amount of Short Term Revolving Credit Commitment

$42,857,142.87

Short Term Revolving Credit Commitment Percentage

21.4285714286%

Address for notice purposes:

PNC Bank, NA 249 Fifth Avenue P2 – PTPP-03-1 Pittsburgh, PA 15222

Attention:	Peggy Collier
Title:
Telephone:	(412) 762-7946
Facsimile:	(412) 768-4586

Address for Euro-Rate Funding if different from above:

______________________________ ______________________________ ______________________________ Telephone:_____________________ Facsimile:______________________ Telex:_________________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	THE CHASE MANHATTAN BANK
Credit Commitment
$12,857,142.86

Long Term Revolving Credit Commitment Percentage	By:_______________________

8.5714285714%	Name: Henry W. Centa
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Vice President

$17,142,857.14

Short Term Revolving Credit Commitment Percentage

8.5714285714%

Address for notice purposes:

The Chase Manhattan Bank 250 West Huron Road Cleveland, OH 44113-1451

Attention:	Henry W. Centa
Title:	Vice President
Telephone:	(216) 479-2534
Facsimile:	(216) 479-2732

Address for Euro-Rate Funding if different from above:

The Chase Manhattan Bank
______________________________
______________________________
Attention:______________________
Title:__________________________
Telephone:_____________________
Facsimile:______________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	THE BANK OF NEW YORK
Credit Commitment
$12,857,142.86

Long Term Revolving Credit Commitment Percentage	By:_______________________

8.5714285714%	Name: Edward J. Dougherty
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Vice President

$17,142,857.14

Short Term Revolving Credit Commitment Percentage

8.5714285714%

Address for notice purposes:

The Bank of New York One Wall Street Automotive Division, 22nd Floor New York, NY 10286

Attention:	Edward J. Dougherty
Title:	Vice President
Telephone:	(212) 635-7842
Facsimile:	(212) 635-6434

Address for Euro-Rate Funding if different from above:

______________________________ ______________________________ ______________________________ Telephone:_____________________ Facsimile:______________________ Telex:_________________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	BANK OF AMERICA, N.A.
Credit Commitment
$27,857,142.86

Long Term Revolving Credit Commitment Percentage	By:_______________________

18.5714285714%	Name: Matthew J. Reilly
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Vice President

$37,142,857.14

Short Term Revolving Credit Commitment Percentage

18.5714285714%

Address for notice purposes:

Bank of America, N.A. 231 South LaSalle Street Chicago, IL 60697

Attention:	Matthew J. Reilly
Title:	Vice President
Telephone:	(312) 828-7131
Facsimile:	(312) 987-0303

Address for Euro-Rate Funding if different from above:

Bank of America Credit Services 101 North Tryon Street Charlotte, NC 28255

Attention:	Carole Greene
Title:	Customer Service Representative
Telephone:	(704) 386-9875
Facsimile:	(704) 409-0069

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	FIFTH THIRD BANK, NORTHWESTERN
Credit Commitment	OHIO, N.A.
$8,571,428.57

Long Term Revolving Credit Commitment Percentage	By:_______________________

5.7142857143%	Name: Jeffery C. Shrader
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Vice President

$11,428,571.43

Short Term Revolving Credit Commitment Percentage

5.7142857143%

Address for notice purposes:

337 South Main Street Findlay, Ohio 45840

Attention:	Jeffery C. Shrader
Title:	Vice President
Telephone:	(419) 424-8504
Facsimile:	(419) 424-8547

Address for Euro-Rate Funding if different from above:

______________________________ ______________________________ ______________________________ Telephone:_____________________ Facsimile:______________________ Telex:_________________________

      IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Bank has caused this Agreement by and among COOPER TIRE & RUBBER COMPANY as the Borrower, the Financial Institutions Party thereto, as the Banks, and PNC BANK, NATIONAL ASSOCIATION, as the Agent, to be executed by its duly authorized officers as of the date first above written.

Maximum Dollar Amount of Long Term Revolving	SunTrust Bank
Credit Commitment
$8,571,428.57

Long Term Revolving Credit Commitment Percentage	By:_______________________

5.7142857143%	Name: William Humphries
Maximum Dollar Amount of Short Term Revolving Credit Commitment	Title: Director

$11,428,571.43

Short Term Revolving Credit Commitment Percentage

5.7142857143%

Address for notice purposes:

SunTrust Bank 303 Peachtree Street 3rd Floor, Mail Code: 1928 Atlanta, GA 30308

Attention:	William Humphries
Title:	Director
Telephone:	(404) 724-3931
Facsimile:	(404) 588-8505

Address for Euro-Rate Funding if different from above:

______________________________ ______________________________ ______________________________ Telephone:_____________________ Facsimile:______________________ Telex:_________________________